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                                                                    EXHIBIT 99.4

                              ECLIPSYS CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS
                                TABLE OF CONTENTS

Management's Discussion and Analysis of Financial Condition and Results of Operations

Reports of Independent Accountants

Consolidated Balance Sheets at December 31, 1997 and 1998

Consolidated Statement of Operations for the three years ended December 31, 1996, 1997 and 1998

Consolidated Statement of Stockholders' Equity for the three years ended December 31, 1996, 1997 and 1998

Consolidated Statement of Cash Flows for the three years ended December 31, 1996, 1997 and 1998

Notes to Consolidated Financial Statements


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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

            OVERVIEW

            Eclipsys Corporation is a healthcare information technology company delivering solutions that enable healthcare providers to achieve improved clinical, financial and satisfaction outcomes. The Company offers an integrated suite of healthcare products and associated services in seven functional areas--clinical management, access management, patient financial management, health information management, strategic decision support, resource planning management and enterprise application integration. These products and services can be licensed either in combination to provide an enterprise-wide solution or individually to address specific needs. These solutions take many forms and can include a combination of software, hardware, maintenance, consulting services, remote processing services, network services and information technology outsourcing.

            Eclipsys' products have been designed specifically to deliver a measurable impact on outcomes, enabling Eclipsys' customers to quantify clinical benefits and return on investment in a precise and timely manner. Eclipsys' products can be integrated with a customer's existing information systems, which Eclipsys believes reduce overall cost of ownership and increase the attractiveness of its products. Eclipsys also provides outsourcing, remote processing and networking services to assist customers in meeting their healthcare information technology requirements.

            Eclipsys markets its products primarily to large hospitals, academic medical centers and integrated healthcare delivery networks. To provide direct and sustained customer contact, Eclipsys maintains decentralized sales, implementation and customer support teams in each of its eight North American regions.


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            The Company was formed in December 1995 and has grown primarily through a series of strategic acquisitions as follows:



                                                                                      METHOD OF
                        TRANSACTION                         DATE                    ACCOUNTING
                        -----------                         ----                    ----------
            ALLTEL Healthcare Information Services, Inc.    1/24/97                 Purchase
            ("Alltel")

            SDK Medical Computer Services Corporation       6/26/97                 Purchase
            ("SDK")

            Emtek Healthcare Systems                        1/30/98                 Purchase
            ("Emtek") a division of Motorola, Inc.

            HealthVISION, Inc. (acquired by Transition)     12/3/98                 Purchase
            ("HealthVISION")

            Transition Systems, Inc.                       12/31/98                 Pooling
            ("Transition")

            PowerCenter Systems, Inc.                       2/17/99                 Pooling
            ("PCS")

            Intelus Corporation and Med Data Systems, Inc.  3/31/99                 Purchase
            ("Intelus" and "Med Data") wholly owned
            subsidiaries of Sungard Data Systems, Inc.

            MSI Solutions, Inc. and MSI Integrated          6/17/99                 Pooling
            Services, Inc.
            (collectively "MSI")


            The consolidated financial statements of the Company reflect the financial results of the purchased entities from the respective dates of the purchase. For all transactions accounted for using the pooling of interests method, the Company's consolidated financial statements have been retroactively restated as if the transactions had occurred as of the beginning of the earliest period presented.

            In May 1996, the Company entered into a license for the development, commercialization, distribution and support of certain intellectual property relating to the BICS clinical information systems software developed by Partners HealthCare System, Inc. In connection with this license, the Company issued to Partners 988,290 shares of Common Stock.

            In January 1997, the Company purchased Alltel from Alltel Information Services, Inc. ("AIS") for a total purchase price of $201.5 million, after giving effect to certain purchase price adjustments. The Alltel acquisition was paid for with cash, the issuance of Series C Redeemable Preferred Stock and Series D Convertible Preferred Stock and the assumption of certain liabilities. The acquisition was accounted for as a purchase, and the Company recorded total intangible assets of $163.8 million, consisting of $92.2 million of acquired in-process research and development, $42.3 million of acquired technology, $10.8 million to reflect the value of ongoing customer relationships, $9.5 million related to a management services agreement ("MSA")with AIS and $9.0 million of goodwill. The Company wrote off the acquired in-process

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            research and development as of the date of the acquisition, and is amortizing the acquired technology over three years on an accelerated basis. The value of the ongoing customer relationships and the goodwill are being amortized over five years and twelve years, respectively. In the first quarter of 1998 the Company entered into an agreement with AIS terminating the MSA resulting in the Company recording a charge of 7.2 million. As a result of the agreement, the Company recorded a network services intangible asset related to the Company's ability to provide services in this area. The network services asset is being amortized over thirty six months.

            In June 1997, the Company acquired SDK for a total purchase price of $16.5 million. The SDK Acquisition was paid for with cash as well as the issuance of promissory notes and Common Stock. The acquisition was accounted for as a purchase, and the Company recorded total intangible assets of $14.8 million, consisting of $7.0 million of acquired in-process research and development, $3.2 million of acquired technology and $4.6 million of goodwill. The Company wrote off the acquired in-process research and development as of the date of the acquisition, and is amortizing both the acquired technology and the goodwill over five years.

            In January 1998, the Company acquired Emtek from Motorola for a total purchase price of $11.7 million, net of a $9.6 million receivable from Motorola. The Emtek acquisition was paid for with the issuance of Common Stock and the assumption of certain liabilities. The acquisition was accounted for as a purchase, and the Company recorded total intangible assets of $4.1 million, consisting of acquired technology which is being amortized over five years.

            On December 31, 1998, the Company acquired Transition. The acquisition was paid for entirely with the issuance of Common Stock. The acquisition was accounted for as a pooling of interests. Accordingly, the financial statements have been retroactively restated to give effect to the acquisition as if it had occurred as of the earliest period presented. On December 3, 1998 Transition acquired HealthVISION for a total purchase price of $31.6 million in cash plus an earn out of up to $10.8 million if specified financial milestones are met. The acquisition was accounted for as a purchase, and Transition recorded intangible assets of $40.6, consisting of $2.4 million of acquired in-process research and development, $27.3 million of acquired technology and $10.9 million of goodwill. Transition wrote off the acquired in-process research and development as of the date of the acquisition, and is amortizing both the acquired technology and the goodwill over 3 years. On July 22, 1996, Transition acquired substantially all of the outstanding stock and a note held by a selling principal of Enterprising HealthCare, Inc. ("EHI"), based in Tucson, Arizona, for a total purchase price of approximately $1.8 million in cash. EHI provides system integration products and services for the health care market. The acquisition was accounted for under the purchase method and accordingly the results of operations of EHI are included from the date of the acquisition. Acquired technology costs of $1.6 million are being amortized on a straight-line basis over 7 years. On September 19, 1997, Transition acquired all outstanding shares of Vital Software Inc. ("Vital"), a privately held developer of products that automate the clinical processes unique to medical oncology. The purchase price was approximately $6.3 million, which was comprised of $2.7 million in cash and 132,302 shares of the Company's common stock with a value of $3.6 million. The acquisition was accounted for under the purchase method of accounting and accordingly the results of operations of Vital are included from the date of the acquisition.

            In February 1999, the Company acquired PCS for a total purchase price of approximately $35.0 million paid for entirely with the issuance of Common Stock. The acquisition was accounted for as a pooling of interests, and accordingly the financial statements have been retroactively restated to give effect to the acquisition as if it had occurred as of the earliest period presented.

            In March 1999, the Company acquired Intelus and Med Data for a total purchase price of approximately $25.0 million in cash. The acquisition was accounted for as a purchase, and the Company recorded total intangible assets of $18.7 million, consisting of acquired technology which is being amortized over 3 years.
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            In July 1999, the Company sold Med Data for a total sales price of
            $5.0 million in cash. The Company reduced acquired technology originally recorded in the purchase by $4.4 million, which represented the difference between the sales price and the net tangible assets sold.

            In June 1999, the Company acquired MSI for a total purchase price of approximately $53.6 million paid for entirely with the issuance of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and accordingly the financial statements have been retroactively restated to give effect to the acquisition as if it had occurred as of the earliest period presented.

            REVENUES

            Revenues are derived from sales of systems and services, which include the licensing of software, software and hardware maintenance, remote processing, outsourcing, implementation, training and consulting, and from the sale of computer hardware. The Company's products and services are generally sold to customers pursuant to contracts that range in duration from three to seven years.

            The Company generally licenses its software products pursuant to multiple element arrangements that include maintenance for periods that range from three to seven years. For software license fees sold to customers that are bundled with services and maintenance and require significant implementation efforts, the Company recognizes revenue using the percentage of completion method, as the services are considered essential to the functionality of the software. Revenue from other software license fees which are bundled with long-term maintenance agreement is recognized on a straight-line basis over the contracted maintenance period. Remote processing and outsourcing services are marketed under long-term agreements and revenues are recognized monthly as the work is performed. Revenues related to other support services, such as training, consulting, and implementation, are recognized when the services are performed. Revenues from the sale of hardware are recognized upon shipment of the equipment to the customer.

            COSTS OF REVENUES

            The principal costs of systems and services revenues are salaries, benefits and related overhead costs for implementation, remote processing, outsourcing and field operations personnel. As the Company implements its growth strategy, it is expected that additional operating personnel will be required, which would lead to an increase in cost of revenues on an absolute basis. Other significant costs of systems and services revenues are the amortization of acquired technology and capitalized software development costs. Acquired technology is amortized over three to five years based upon the estimated economic life of the underlying asset, and capitalized software development costs are amortized over three years on a straight-line basis commencing upon general release of the related product. Cost of revenues related to hardware sales include only the Company's cost to acquire the hardware from the manufacturer.

            MARKETING AND SALES

            Marketing and sales expenses consist primarily of salaries, benefits, commissions and related overhead costs. Other costs include expenditures for marketing programs, public relations, trade shows, advertising and related communications. As the Company continues to implement its growth strategy, marketing and sales expenses are expected to continue to increase on an absolute basis.


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            RESEARCH AND DEVELOPMENT

            Research and development expenses consist primarily of salaries, benefits and related overhead associated with the design, development and testing of new products by the Company. The Company capitalizes internal software development costs subsequent to attaining technological feasibility. Such costs are amortized as an element of cost of revenues annually over three years either on a straight line basis or, if greater, based on the ratio that current revenues bear to total anticipated revenues for the applicable product. The Company expects to continue to increase research and development spending on an absolute basis.

            GENERAL AND ADMINISTRATIVE

            General and administrative expenses consist primarily of salaries, benefits and related overhead costs for administration, executive, finance, legal, human resources, purchasing and internal systems personnel, as well as accounting and legal fees and expenses. As the Company implements its business plan, general and administrative expenses are expected to continue to increase on an absolute basis.

            DEPRECIATION AND AMORTIZATION

            The Company depreciates the costs of its tangible capital assets on a straight-line basis over the estimated economic life of the asset, which is generally not longer than five years. Acquisition-related intangible assets, which include acquired technology, a network services asset, the value of ongoing customer relationships and goodwill, are amortized based upon the estimated economic life of the asset at the time of the acquisition, and will therefore vary among acquisitions. The Company recorded amortization expenses for acquisition-related intangible assets of $25.6 million and $20.9 million in 1997 and 1998, respectively.

            TAXES

            As of December 31, 1998, the Company had operating loss carryforwards for federal income tax purposes of $55.0 million. The carryforwards expire in varying amounts through 2018 and are subject to certain restrictions. Based on evidence then available, the Company did not record any benefit for income taxes at December 31, 1997 and 1998, because management believes it is more likely then not that the Company would not realize its net deferred tax assets. Accordingly, the Company has recorded a valuation allowance against its total net deferred tax assets.

            RESULTS OF OPERATIONS

            1998 COMPARED TO 1997

            In the period-to-period comparison below, both the 1998 and 1997 results reflect the operations of Eclipsys retroactively restated for the pooling of interests with Transition, PCS and MSI.

            Total revenues increased by $35.2 million, or 23.8%, from $147.3 million in 1997 to $182.5 million in 1998. This increase was caused primarily by the inclusion in 1998 of twelve full months of the operations of Alltel and SDK, as well as the inclusion of eleven months of operations of Emtek. Also contributing to the increase was new business contracted in 1998, which was the result of an increase in marketing efforts related to the regional realignment of Eclipsys' operations completed in 1997 and the integration of acquisitions completed in 1997 and 1998.

            Total cost of revenues increased by $11.3 million, or 11.8%, from $95.6 million, or 64.9% of total revenues, in 1997 to $106.9 million, or 58.5% of total revenues, in 1998. The increase in cost was due primarily to the increase in business activity, offset in part by a reduction in certain expenses related to integrating the acquisitions.

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            Marketing and sales expenses increased by $6.8 million, or 29.6%, from $22.9 million, or 15.5% of total revenues, in 1997 to $29.7 million, or 16.2% of total revenues, in 1998. The increase was due primarily to the addition of marketing and direct sales personnel following the acquisitions and the regional realignment of Eclipsys' sales operations.

            Total expenditures for research and development, including both capitalized and non-capitalized portions, increased by $17.8 million, or 75.1%, from $23.7 million, or 16.0% of total revenues, in 1997 to $41.5 million, or 22.7% of total revenues, in 1998. These amounts exclude amortization of previously capitalized expenditures, which are recorded as cost of revenues. The increase was due primarily to the inclusion in 1998 of twelve full months of the operations of Alltel and SDK as well as eleven months of Emtek operations, as well as the continued development of an enterprise-wide, client server platform solution. The portion of research and development expenditures that were capitalized increased by $2.0 million, from $2.3 million in 1997 to $4.3 million in 1998. The increase in capitalized software development costs was due primarily to the acquisitions. As a result of this activity, research and development expense increased $15.7 million, or 73.3%, from $21.4 million in 1997 to $37.1 million in 1998.

            General and administrative expenses increased by $900,000, or 8.8%, from $10.2 million, or 6.9% of total revenues, in 1997 to $11.1 million, or 6.0% of total revenues, in 1998. The increase was due primarily to the timing of the acquisitions, partially offset by the savings generated by the rationalization of Eclipsys' administrative, financial and legal organizations.

            Depreciation and amortization expense increased by $500,000, or 4.3%, from $11.5 million, or 7.8% of total revenues, in 1997 to $12.0 million, or 6.5% of total revenues, in 1998. The increase was due primarily to the amortization of the value of ongoing customer relationships and goodwill related to the acquisitions. Partially offsetting this increase was a reduction in goodwill amortization as a result of the renegotiation of certain matters relating to the Alltel acquisition.

            Write-offs of acquired in-process research and development of $105.5 million were recorded in 1997, of which $92.2 million was attributable to the Alltel acquisition, $7.0 million was attributable to the SDK acquisition and $6.3 million was attributable to Transition's acquisition of Vital. A write-off of $2.4 million was recorded in 1998 related to Transition's acquisition of HealthVISION.

            Eclipsys recorded a $7.2 million charge during 1998 related to the buyout of the MSA. Additionally, the Company recorded a charge of $4.8 million related to the write down of an investment in Simione and recognized $5.0 million of costs related to the merger with Transition.

            As a result of the foregoing factors, net loss decreased from $126.3 million in 1997 to $35.3 million in 1998.

            1997 COMPARED TO 1996

            In the period-to-period comparison below, both the 1997 and 1996 results reflect the operations of Eclipsys retroactively restated for the pooling of interests with Transition, PCS and MSI.

            Total revenues increased by $105.5 million, or 252.3%, from $41.8 million in 1996 to $147.3 million in 1997. This increase was caused primarily by the inclusion in 1997 of the operations of Alltel.

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            Total cost of revenues increased by $83.4 million, or 681.2%, from
            $12.2 million, or 29.1% of total revenues, in 1996 to $95.6 million, or 64.9% of total revenues, in 1997. The increase was due primarily to the inclusion in 1997 of the operations of Alltel.

            Marketing and sales expenses increased by $15.8 million, or 224.0%, from $7.0 million, or 16.7% of total revenues, in 1996 to $22.9 million, or 15.5% of total revenues, in 1997. The increase was due primarily to the inclusion in 1997 of the operations of Alltel.

            Total expenditures for research and development, including both capitalized and non-capitalized portions, increased by $16.9 million, or 248.5%, from $6.8 million, or 16.2% of total revenues in 1996 to $23.7 million, or 16.0% of total revenues, in 1997. These amounts exclude amortization of previously capitalized expenditures, which are recorded as cost of revenues. The increase was due primarily to the inclusion in 1997 of the operations of Alltel. The portion of research and development expenditures that were capitalized increased by $1.6 million, from $700,000 in 1996 to $2.3 million in 1997. The increase in capitalized software development costs was due primarily to the inclusion in 1997 of the operations of Alltel. Additionally, research and development expense increased $15.3 million, or 250.8%, from $6.1 million in 1996 to $21.4 million in 1997.

            General and administrative expenses increased by $6.0 million, or 145.6%, from $4.1 million, or 9.8% of total revenues, in 1996 to $10.2 million, or 6.9% of total revenues, in 1997. The increase was due primarily to the inclusion in 1997 of the operations of Alltel.

            Depreciation and amortization expense increased by $9.9 million, or 618.7%, from $1.6 million, or 3.8% of total revenues, in 1996 to $11.5 million, or 7.8% of total revenues, in 1997. The increase was due primarily to the inclusion in 1997 of the operations of Alltel.

            Write-offs of acquired in-process research and development of $105.5 million were recorded in 1997, of which $92.2 million was attributable to the Alltel Acquisition, $7.0 million was attributable to the SDK Acquisition and $6.3 million was attributable to Transition's acquisition of Vital. There were no write-offs recorded in 1996.

            Compensation charge of $3.0 million was incurred in 1996 related to Transition's recapitalization, specifically the purchase of common stock issued to certain executive officers pursuant to the exercise of options.

            Extraordinary item charged in 1996 of $2.1 million was related to the early extinguishment of debt. There were no extraordinary items recorded in 1997.

            As a result of the foregoing factors, net income decreased from $1.4 million in 1996 to a loss of $126.3 million in 1997.

            ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

            In connection with the Alltel, SDK and HealthVISION acquisitions, the Company wrote off in-process research and development totaling $92.2 million and $7.0 million in 1997 and $2.4 million in 1998, respectively. These amounts were expensed as non-recurring charges on the respective acquisition dates. These write-offs were necessary because the acquired technology had not yet reached technological feasibility and had no future alternative uses. The Company is using the acquired in-process research and development to create new clinical management, access management, patient financial management and data warehousing products which will become part of the Sunrise product suite over the next several years. Certain products using the acquired in-process technology were generally released during 1998, with additional product releases expected in subsequent periods through 2001. The Company expects that the acquired


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            in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

            The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

            The value of the purchased in-process technology was determined by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects. These estimates were based on several assumptions, including those summarized below for each of the respective acquisitions.

            If these projects to develop commercial products based on the acquired in-process technology are not successfully completed, the sales and profitability of the Company may be adversely affected in future periods. Additionally, the value of other intangible assets may become impaired.

            ALLTEL

            The primary purchased in-process technology acquired in the Alltel acquisition was the client-server based core application modules of the TDS 7000 product. This project represented an integrated clinical software product whose functionality included order management, health information management, physician applications, nursing applications, pharmacy, laboratory and radiology applications and ancillary support. Additionally, the product included functionality facilitating the gathering and analysis of data throughout a healthcare organization, a data integration engine and various other functionality.

            Revenue attributable to the in-process technology was assumed to increase over the twelve-year projection period at annual rates ranging from 234% to 5%, resulting in annual revenues of approximately $27 million to $640 million. Such projections were based on assumed penetration of the existing customer base, new customer transactions, historical retention rates and experiences of prior product releases. The projections reflect accelerated revenue growth in the first five years (1997 to 2001) as the products derived from the in-process technology are generally released. In addition, the projections were based on annual revenue to be derived from long-term contractual arrangements ranging from seven to ten years. New customer contracts for products developed from the in-process technology were assumed to peak in 2001, with rapidly declining sales volume in the years 2002 to 2003 as other new products were expected to enter the market. The projections assumed no new customer contracts after 2003. Projected revenue in years after 2003 was determined using a 5% annual growth rate, which reflected contractual increases.

            Operating profit was projected to grow over the projection period at rates ranging from 1238% to 5%, resulting in incremental annual operating profit (loss) of approximately $(5) million to $111 million. The operating profit projections during the years 1997 to 2001 assumed a growth rate slightly higher than the revenue projections. The higher growth rate is attributable to the increase in revenues discussed above, together with research and development costs expected to remain constant at approximately $15 million annually. The operating profit projections include a 5% annual growth rate for the years after 2003 consistent with the revenue projections.

            Through September 30, 1999, revenues and operating profit attributable to the acquired in-process technology have not materially differed from the projections used in determining its


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            value. Throughout 1999, the Company has continued the development of the in-process technology that was acquired in the Alltel transaction. To date, the Company is installing modules derived from the acquired in-process technology in various field trial sites that are expected to be activated by the end of 1999. Additionally, the Company has begun to successfully market certain aspects of the technology to new and existing customers. The Company expects to continue releasing products derived from the technology through 2001. Management continues to believe the projections used reasonably estimate the future benefits attributable to the in-process technology. However, no assurance can be given that deviations from these projections will not occur.

            The projected net cash flows were discounted to their present value using the weighted average cost of capital (the "WACC"). The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on required rates of return from investments in various areas of the enterprise. The WACC used in the projections was 21%. This rate was determined by applying the capital asset pricing model. This method yielded an estimated average WACC of approximately 16.5%. A risk premium was added to reflect the business risks associated with the stage of development of the Company, as well as the technology risk associated with the in-process software, resulting in a WACC of 21%. In addition, the value of customer relationships was calculated using a discount rate of 21% and a return to net tangible assets was estimated using a rate of return of 11.25%. The value of the goodwill was calculated as the remaining intangible value not otherwise allocated to identifiable intangible assets (resulting in an implied discount rate on the goodwill of approximately 28%).

            The Company used a 21% discount rate for valuing existing technology because it faces substantially the same risks as the business as a whole. Accordingly, a rate equal to the WACC of 21% was used. The Company used a 28% discount rate for valuing in-process technology. The spread over the existing technology discount rate reflects the inherently greater risk of the research and development efforts. The spread reflected the nature of the development efforts relative to the existing base of technology and the potential market for the in-process technology once the products were released.

            The Company estimates that the costs to develop the purchased in-process technology acquired in the Alltel acquisition into commercially viable products will be approximately $75 million in the aggregate through 2001 ($15 million per year from 1997 to 2001).

            SDK

            The purchased in-process technology acquired in the SDK acquisition comprised three major enterprise-wide modules in the areas of physician billing, home health care billing and long-term care billing; a graphical user interface; a corporate master patient index; and a standard query language module.

            Revenue attributable to the in-process technology was assumed to increase in the first three years of the ten-year projection period at annual rates ranging from 497% to 83% decreasing over the remaining years at annual rates ranging from 73% to 14% as other products are released in the market place. Projected annual revenue ranged from approximately $5 million to $56 million over the term of the projections. These projections were based on assumed penetration of the existing customer base, synergies as a result of the SDK acquisition, new customer transactions and historical retention rates. Projected revenues from the in-process technology were assumed to peak in 2000 and decline from 2000 to 2007 as other new products were expected to enter the market.

            Operating profit was projected to grow over the projection period at annual rates ranging from 1497% to 94% during the first three years, decreasing during the remaining years of the projection period similar to the revenue growth projections described above. Projected annual



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            operating profit ranged from approximately $250,000 to $8
            million over the term of the projections.

            Through September 30, 1999, revenues and operating profit attributable to in-process technology have been consistent with the projections. However, no assurance can be given that deviations from these projections will not occur in the future.

            The WACC used in the analysis was 20%. This rate was determined by applying the capital asset pricing model and a review of venture capital rates of return for companies in a similar life cycle stage.

            The Company used a 20% discount rate for valuing existing and in-process technology because both technologies face substantially the same risks as the business as a whole. Accordingly, a rate equal to the WACC of 20% was used.

            The Company estimates that the costs to develop the in-process technology acquired in the SDK acquisition will be approximately $1.7 million in the aggregate through the year 2000 ($500,000 in 1998, $600,000 in 1999 and $600,000 in 2000).

            YEAR 2000 ISSUES

            Eclipsys has a Year 2000 Committee whose task is to evaluate the Company's Year 2000 readiness for both internal and external management information systems, recommend a plan of action to minimize disruption and execute the Company's Year 2000 plan. The Committee has developed a comprehensive Year 2000 Plan. The Year 2000 Plan covers all significant internal and external management information systems.

            Eclipsys believes that all of its significant internal management information systems are currently Year 2000 compliant and, accordingly, does not anticipate any significant expenditures to remediate or replace existing internal-use systems.

            All of the products currently offered by Eclipsys are Year 2000 compliant. Some of the products previously sold by Alltel, Emtek and Transition and installed in Eclipsys' customer base are not Year 2000 compliant. Eclipsys has developed and tested solutions for these non-compliant, installed products.

            In addition, because Eclipsys' products are often interfaced with a customer's existing third-party applications and certain Eclipsys' products include software licensed from third-party vendors, Eclipsys' products may experience difficulties interfacing with third-party, non-compliant applications. Based on currently available information, Eclipsys does not expect the cost of compliance related to interactions with non-compliant, third party systems to be material.

            Unexpected difficulties in implementing Year 2000 solutions for the installed Alltel, Emtek or Transition products or difficulties in interfacing with third-party products could adversely effect the Company.

            Apprehension in the marketplace over Year 2000 compliance issues may lead businesses, including customers of the Company, to defer significant capital investments in information technology programs and software. They could elect to defer those investments either because they decide to focus their capital budgets on the expenditures necessary to bring their own existing systems into compliance or because they wish to purchase only software with a proven ability to process data after 1999. If these deferrals are significant, the Company may not achieve expected revenue or earnings levels.

            BACKLOG

            Backlog consists of revenues the Company expects to recognize over the following twelve months under existing contracts. The revenues to be recognized may relate to a combination of one-time fees for software licensing and implementation, hardware sales and installations and professional service, or annual or monthly fees for licenses, maintenance, and outsourcing or remote processing services. As of December 31, 1998, the Company had a backlog of approximately $170.0 million.

            BALANCE SHEET

            1998 COMPARED TO 1997

            ACCOUNTS RECEIVABLE

            Accounts receivable increased during the twelve months ended December 31, 1998 primarily due to the acquisition of Emtek and HealthVISION.

            OTHER CURRENT ASSETS

            Other current assets increased during the twelve months ended December 31, 1998 primarily due to the acquisition of Emtek and an increase in prepaid royalties and software maintenance.

            ACQUIRED TECHNOLOGY

            Acquired technology increased during the twelve months ended December 31, 1998 due to the acquisitions of Emtek and HealthVISION.

            DEFERRED REVENUE

            Deferred revenue increased during the twelve months ended December 31, 1998 primarily due to increased billings related to new contracted business including customers obtained through the acquisition of Emtek.

            OTHER CURRENT LIABILITIES

            Other current liabilities increased during the twelve months ended December 31, 1998 primarily due to the acquisitions of Emtek and HealthVISION and employee related liabilities.

            LONG-TERM DEBT AND MANDATORILY REDEEMABLE PREFERRED STOCK

            Long-term debt decreased during the twelve months ended December 31, 1998 due to repayment by the Company with proceeds from the Company's initial public offering.


            LIQUIDITY AND CAPITAL RESOURCES

            During the twelve months ended December 31, 1998, the Company generated $31.7 million in cash flow from operations. The Company used $77.6 million in investing activities, which was primarily the result of the acquisition of HealthVISION, payment related to the settlement of the Alltel purchase, purchase of investments and the investment in Simione. Financing activities provided $20.4 million, primarily due to the initial public offering partially offset by the redemption of the Mandatorily Redeemable Preferred Stock and the repayment of long-term debt.

            During the twelve months ended December 31, 1997, the Company generated $14.1 million in cash flow from operations. The Company used $124.9 million in investing activities, which was primarily the result of the acquisitions of Alltel, SDK and Vital. Financing activities provided

            $114.2 million, primarily due to the sale of Preferred Stock and Mandatorily Redeemable Preferred Stock.

            The Company has a revolving credit facility with available borrowings up to $50.0 million. As of December 31, 1998, there were no amounts outstanding under the revolving credit facility.

            As of December 31, 1998, the Company had $55.0 million in cash and short-term investments.

            Management believes that its available cash and short-term investments, anticipated cash generated from its future operations and amounts available under the existing revolving credit facility will be sufficient to meet the Company's operating requirements for at least the next twelve months.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of Eclipsys Corporation

     In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Eclipsys Corporation and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of PowerCenter Systems, Inc. a wholly owned subsidiary, which statements reflect net loss of $1,617,345 for the year ended December 31, 1996. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for PowerCenter Systems, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

February 19, 1999, except as to the acquisition of Intelus Corporation and Med Data Systems, Inc. which is as of March 31, 1999, the pooling of interests with MSI Solutions, Inc. and MSI Integrated Services, Inc. which is as of June 17, 1999, the sale of Med Data which is as of July 1, 1999 and the investment in HEALTHvision, Inc. which is as of July 16, 1999 as described in Note 15.

                         Report of Independent Auditors


Board of Directors
PowerCenter Systems, Inc.

We have audited the balance sheet of PowerCenter Systems, Inc. (the "Company") as of December 31, 1996, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerCenter Systems, Inc. at December 31, 1996 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP


Melville, New York
March 20, 1998, except as to Note 9(a),
  as to which the date is July 30, 1998,
  and Note 9(b), as to which the date is
  February 5, 1999

                              ECLIPSYS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              DECEMBER 31,
                                                                       -------------------------
ASSETS                                                                    1997            1998
                                                                       ---------       ---------
Current Assets:
Cash and cash equivalents                                              $  63,414       $  37,983
Investments                                                                  500          17,003
Accounts receivable, net of allowance for doubtful
accounts of $2,303 and $3,724                                             53,668          62,324
Inventory                                                                    866             517
Other current assets                                                       2,925          10,013

                                                                       ---------       ---------
TOTAL CURRENT ASSETS                                                     121,373         127,840

Property and equipment, net                                               11,398          12,620
Capitalized software development costs, net                                3,002           5,248
Acquired technology, net                                                  27,138          43,318
Intangible assets, net                                                    28,579          25,928
Other assets                                                               9,837           6,060

                                                                       ---------       ---------
TOTAL ASSETS                                                           $ 201,327       $ 221,014
                                                                       =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Deferred revenue                                                       $  32,967       $  51,366
Current portion of long-term debt                                         14,244           1,890
Other current liabilities                                                 39,292          48,860
                                                                       ---------       ---------
TOTAL CURRENT LIABILITIES                                                 86,503         102,116

Deferred revenue                                                           6,966          16,700
Long-term debt                                                             3,794               -
Other long-term liabilities                                                9,575           3,756

Mandatorily redeemable preferred stock                                    35,607               -

Commitments and contingencies

Stockholders' equity
Preferred stock:
Series A, convertible preferred stock of PowerCenter                           1               1
Series D, $.01 par value, 7,200,000 shares authorized;
issued and outstanding 7,058,786, $12.55 per share
liquidation preference                                                        71               -
Series E, $.01 par value, 920,000 shares authorized;
issued and outstanding 896,431, $12.55 per share
liquidation preference                                                         9               -
Series F, $.01 par value, 1,530,000 shares authorized;
issued and outstanding 1,478,097, $6 per share
liquidation preference                                                        15               -
Common stock:
Voting, $.01 par value, 30,000,000 and 200,000,000
authorized; issued and outstanding 16,664,524
and 32,177,452                                                               167             321
Non-voting, $.01 par value, 5,000,000 shares
authorized; issued and outstanding 0 and
896,431                                                                        -               9
Non-voting common stock warrant                                              395             395
Unearned stock compensation                                                 (250)         (1,623)
Additional paid-in capital                                               165,265         241,975
Accumulated deficit                                                     (106,819)       (142,680)
Accumulated other comprehensive income                                        28              44
                                                                       ---------       ---------
TOTAL STOCKHOLDERS' EQUITY                                                58,882          98,442


                                                                       ---------       ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 201,327       $ 221,014
                                                                       =========       =========


        The accompanying notes are an integral part of these consolidated financial statements

                              ECLIPSYS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------
                                                           1996               1997               1998
REVENUES:
Systems and services                                   $     41,633       $    142,908       $    168,025
Hardware                                                        145              4,420             14,433
                                                       --------------------------------------------------
 TOTAL REVENUES                                              41,778            147,328            182,458
                                                       --------------------------------------------------

COSTS AND EXPENSES:
Cost of systems and services                                 12,141             92,635             94,775
Cost of hardware sales                                           99              2,991             12,134
Sales and marketing                                           7,067             22,902             29,651
Research and development                                      6,067             21,369             37,139
General and administration                                    4,143             10,179             11,107
Depreciation and amortization                                 1,646             11,514             11,981
Write-down of investment                                          -                  -              4,778
Write-off of in-process research and development                  -            105,481              2,392
Write-off of MSA                                                  -                  -              7,193
Pooling costs                                                     -                  -              5,033
Compensation charge in connection with the
recapitalization                                              3,024                  -                  -
                                                       --------------------------------------------------
TOTAL COSTS AND EXPENSES                                     34,187            267,071            216,183
                                                       --------------------------------------------------

                                                       --------------------------------------------------
INCOME (LOSS) FROM OPERATIONS                                 7,591           (119,743)           (33,725)
                                                       --------------------------------------------------

Interest income, net                                            682              1,511              2,701
                                                       --------------------------------------------------
Income (loss) before taxes and extraordinary item             8,273           (118,232)           (31,024)
Provision for income taxes                                    4,690              8,096              4,252
                                                       --------------------------------------------------
Income (loss) before extraordinary item                       3,583           (126,328)           (35,276)
Loss on early extinguishment of debt (net of
taxes of $1,492)                                              2,149                  -                  -
                                                       --------------------------------------------------
Net income (loss)                                             1,434           (126,328)           (35,276)
                                                       --------------------------------------------------

Dividends and accretion on mandatorily
redeemable preferred stock                                     (593)            (5,850)           (10,928)
Preferred stock conversion                                        -             (3,105)                 -
                                                       --------------------------------------------------
Net income (loss) available to common
stockholders                                           $        841       $   (135,283)      $    (46,204)
                                                       ==================================================

INCOME (LOSS) PER SHARE:
                                                       ==================================================
Basic net income (loss) per common share               $       0.06       $      (8.60)      $      (1.95)
                                                       ==================================================
Basic weighted average common shares
outstanding                                              13,780,156         15,734,208         23,668,072
                                                       ==================================================
Diluted net income (loss) per common share             $       0.05       $      (8.60)      $      (1.95)
                                                       ==================================================
Diluted weighted average common shares
outstanding                                              15,404,421         15,734,208         23,668,072
                                                       ==================================================


        The accompanying notes are an integral part of these consolidated financial statements

                              ECLIPSYS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------------
                                                                               1996            1997            1998
                                                                            ---------       ---------       ---------
Operating activities:

      Net income (loss)                                                     $   1,434       $(126,328)      $ (35,276)
      Adjustments to reconcile net income (loss) to net cash
          provided by operating activities:
      Extraordinary item, gross                                                 3,641               -               -
      Depreciation and amortization                                             1,646          33,426          29,932
      Tax benefit of stock option exercises                                     1,201           1,626           1,171
      Provision for bad debts                                                      97             750           1,100
      Loss on disposal of property and equipment                                    -             557               8
      Write-off of in-process research and development                              -         105,481           2,392
      Write-off of MSA intangible asset                                             -               -           7,193
      Write-off of contributed technology                                       1,482               -               -
      Write-down of investment                                                      -               -           4,778
      Write-off of capitalized software development costs                           -               -           1,306
      Compensation charge in connection with the recapitalization               3,024               -               -
      Stock compensation expense                                                  152              38             150
      Changes in operating assets and liabilities, net of acquisitions
      Accounts receivable                                                      (2,634)         (8,263)         (1,712)
      Inventory                                                                     -             655             349
      Other current assets                                                       (970)            (84)          3,301
      Other assets                                                                (34)            (71)         (1,562)
      Deferred taxes                                                           (1,747)          3,301               -
      Deferred revenue                                                            884            (860)         17,300
      Other current liabilities                                                 1,982           4,005           2,253
      Other long-term liabilities                                                  57            (148)           (971)
                                                                            ---------       ---------       ---------
                   Total adjustments                                            8,781         140,413          66,988

                                                                            ---------       ---------       ---------
                   Net cash provided by operating activities                   10,215          14,085          31,712

Investing activities:

      Purchase of investments                                                       -            (750)        (33,591)
      Maturities of investments                                                     -             250          16,838
      Sale of investments                                                           -               -             250
      Purchase of property and equipment, net of acquisitions                  (1,134)         (4,314)         (5,951)
      Capitalized software development costs                                     (704)         (2,303)         (4,329)
      Acquisitions, net of cash acquired                                       (1,728)       (111,650)        (29,259)
      Payments under MSA                                                            -               -         (16,000)
      Changes in other assets                                                    (792)         (6,094)         (5,565)

                                                                            ---------       ---------       ---------
                   Net cash used by investing activities                       (4,358)       (124,861)        (77,607)

Financing activities
      Borrowings                                                               50,342          10,713          18,940
      Payments on borrowings                                                       (2)         (1,018)        (35,088)
      Early extinguishment of debt                                            (50,000)              -               -
      Distributions - MSI                                                        (716)           (495)           (585)
      Sale of common stock                                                    114,621              52          65,399
      Sale of preferred stock                                                   8,001          73,764           9,000
      Sale of mandatorily redeemable preferred stock                                -          30,000               -
      Redemption of mandatorily redeemable preferred stock                          -               -         (38,771)
      Purchase of common stock related to recapitalization                    (80,618)              -               -
      Exercies of stock options                                                   367           1,132           1,266
      Employee stock purchase plan                                                  -              74             287

                                                                            ---------       ---------       ---------
                   Net cash provided by financing activities                   41,995         114,222          20,448

Effect of exchange rates on cash and cash equivalents                                              28              16

Net increase (decrease) in cash, cash equivalents, and
investments                                                                    47,852           3,474         (25,431)

Cash and cash equivalents - beginning of year                                  12,088          59,940          63,414

                                                                            ---------       ---------       ---------
Cash and cash equivalents -end of year                                      $  59,940       $  63,414       $  37,983
                                                                            =========       =========       =========

Cash paid for interest                                                      $   1,119       $     990       $     612
                                                                            =========       =========       =========

Cash paid for income taxes                                                  $   2,835       $   2,944       $   4,364
                                                                            =========       =========       =========

       The accompanying notes are an integral part of these consolidated financial statements.

                              ECLIPSYS CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS, EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                          VOTING AND NON-VOTING         NON-VOTING
                                                                COMMON STOCK           COMMON STOCK       TREASURY STOCK
                                                         --------------------------------------------------------------------------
                                                              SHARES        AMOUNT       WARRANT          SHARES          AMOUNT
                                                              ------        ------     -------------       ------          ------
BALANCE AT DECEMBER 31, 1995                                19,206,101       $192                         (876,750)      $ (1,471)
Capital contribution                                         2,008,373         20
Net effect of Transition recapitalization and preferred
stock issuance, retirement and conversion                    5,402,340         54          $395        (15,011,012)      (108,386)
Sale of common stock - Transition initial
public offering                                              3,622,500         36
Retirement of treasury stock                               (15,887,762)      (159)                      15,887,762        109,857
Stock grants                                                   109,999          1
Issuance of Series A Preferred stock
Issuance of common stock                                       988,290         10
Stock option exercises                                         160,435          2
Income tax benefit from stock options exercised
Distributions - MSI
Issuance of stock options
Compensation expense recognized
Net income
                                                         --------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                15,610,276        156           395                  -              -
Issuance of Series D Preferred stock
Acquisition of Alltel
Issuance of Series E Preferred stock
Stock warrant exercise - PCS                                    46,926          1
Issuance of common stock warrants
Exchange of Series A for Series F
Acquisition of SDK                                             499,997          5
Acquistion of Vital                                            132,302          1
Employee stock purchase - Transition                             3,921
Stock option exercises                                         356,102          4
Income tax benefit from stock options exercised
Stock grants                                                    15,000
Dividends and accretion on mandatorily
redeemable preferred stock
Distributions - MSI
Issuance of stock options
Compensation expense recognized
Comprehensive income:
Net loss
Foreign currency translation adjustment
Other comprehensive income
Comprehensive income
                                                         --------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                16,664,524        167           395                  -              -
EMTEK Acquisition                                            1,000,000         10
Sale of common stock - Eclipsys intial
public offering                                              4,830,000         48
Conversion of preferred stock                               10,033,313        100
Issuance of Series G Preferred Stock
Stock warrant exercise - PCS                                    60,238
Stock option exercises                                         465,008          5
Employee stock purchase                                         20,800
Income tax benefit from stock options exercised
Dividends and accretion on mandatorily
redeemable preferred stock
Distributions - MSI
Issuance of stock options
Compensation expense recognized
Comprehensive income:
Net loss
Foreign currency translation adjustment
Other comprehensive income
Comprehensive income
                                                         --------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                33,073,883      $ 330         $395                   -              -
                                                         ==========================================================================



                                                                                      PREFERRED STOCK
                                                     ------------------------------------------------------------------------

                                                                 SERIES A                SERIES D                 SERIES E
                                                     ------------------------------------------------------------------------------
                                                            SHARES       AMOUNT       SHARES     AMOUNT         SHARES   AMOUNT
                                                            -------      ------       ------     ------         ------   ------
BALANCE AT DECEMBER 31, 1995
Capital contribution
Net effect of Transition recapitalization and preferred
stock issuance, retirement and conversion
Sale of common stock - Transition initial
public offering
Retirement of treasury stock
Stock grants
Issuance of Series A Preferred stock                     1,020,000         $ 11
Issuance of common stock
Stock option exercises
Income tax benefit from stock options exercised
Distributions - MSI
Issuance of stock options
Compensation expense recognized
Net income
                                                    ------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                             1,020,000           11
Issuance of Series D Preferred stock                                                4,981,289      $ 50
Acquisition of Alltel                                                               2,077,497        21
Issuance of Series E Preferred stock                                                                            896,431    $  9
Stock warrant exercise - PCS
Issuance of common stock warrants
Exchange of Series A for Series F                       (1,000,000)         (10)
Acquisition of SDK
Acquistion of Vital
Employee stock purchase - Transition
Stock option exercises
Income tax benefit from stock options exercised
Stock grants
Dividends and accretion on mandatorily
redeemable preferred stock
Distributions - MSI
Issuance of stock options
Compensation expense recognized
Comprehensive income:
Net loss
Foreign currency translation adjustment
Other comprehensive income
Comprehensive income
                                                    -------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                20,000            1     7,058,786        71         896,431       9
EMTEK Acquisition
Sale of common stock - Eclipsys intial
public offering
Conversion of preferred stock                                                      (7,058,786)      (71)       (896,431)     (9)
Issuance of Series G Preferred Stock
Stock warrant exercise - PCS
Stock option exercises
Employee stock purchase
Income tax benefit from stock options exercised
Dividends and accretion on mandatorily
redeemable preferred stock
Distributions - MSI
Issuance of stock options
Compensation expense recognized
Comprehensive income:
Net loss
Foreign currency translation adjustment
Other comprehensive income
Comprehensive income
                                                    -------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                20,000            1             -         -               -       -
                                                    ===============================================================================




                                                                           PREFERRED STOCK
                                                       --------------------------------------------------------

                                                                  SERIES F                      SERIES G            ADDITIONAL
                                                       --------------------------------------------------------       PAID-IN
                                                            SHARES        AMOUNT        SHARES           AMOUNT       CAPITAL
                                                            ------        ------        ------           ------      ----------
BALANCE AT DECEMBER 31, 1995                                                                                          $1,079
Capital contribution                                                                                                     178
Net effect of Transition recapitalization and preferred
stock issuance, retirement and conversion                                                                             33,703
Sale of common stock - Transition initial
public offering                                                                                                      114,387
Retirement of treasury stock                                                                                        (109,698)
Stock grants
Issuance of Series A Preferred stock                                                                                   7,990
Issuance of common stock                                                                                               1,472
Stock option exercises                                                                                                   365
Income tax benefit from stock options exercised                                                                        1,201
Distributions - MSI
Issuance of stock options                                                                                                288
Compensation expense recognized
Net income
                                                    -------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                                                                          50,965
Issuance of Series D Preferred stock                                                                                  62,464
Acquisition of Alltel                                                                                                 26,051
Issuance of Series E Preferred stock                                                                                  11,241
Stock warrant exercise - PCS                                                                                              51
Issuance of common stock warrants                                                                                     10,501
Exchange of Series A for Series F                        1,478,097           $15                                          (5)
Acquisition of SDK                                                                                                     3,243
Acquistion of Vital                                                                                                    3,624
Employee stock purchase - Transition                                                                                      74
Stock option exercises                                                                                                 1,128
Income tax benefit from stock options exercised                                                                        1,626
Stock grants                                                                                                              97
Dividends and accretion on mandatorily
redeemable preferred stock                                                                                            (5,850)
Distributions - MSI
Issuance of stock options                                                                                                 55
Compensation expense recognized
Comprehensive income:
Net loss
Foreign currency translation adjustment
Other comprehensive income
Comprehensive income
                                                    -------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                              1,478,097          15           -                -         165,265
EMTEK Acquisition                                                                                                      9,050
Sale of common stock - Eclipsys intial public offering                                                                65,351
Conversion of preferred stock                            (1,478,097)        (15)         (900,000)       $(9)              4
Issuance of Series G Preferred Stock                                                      900,000          9           8,991
Stock warrant exercise - PCS                                                                                              61
Stock option exercises                                                                                                 1,200
Employee stock purchase                                                                                                  287
Income tax benefit from stock options exercised                                                                        1,171
Dividends and accretion on mandatorily                                                                               (10,928)
redeemable preferred stock
Distributions - MSI
Issuance of stock options                                                                                              1,523
Compensation expense recognized
Comprehensive income:
Net loss
Foreign currency translation adjustment
Other comprehensive income
Comprehensive income

                                                    -------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                    -               -        -                -        $241,975
                                                    ================================================================================




                                                                          RETAINED                        ACCUMULATED
                                                                           EARNINGS                           OTHER
                                                         UNEARNED        (ACCUMULATED   COMPREHENSIVE     COMPREHENSIVE
                                                       COMPENSATION        DEFICIT)      INCOME (LOSS)    INCOME (LOSS)     TOTAL
                                                        -----------        -------       ------------      ------------  ----------
BALANCE AT DECEMBER 31, 1995                                               $19,286                                        $19,086
Capital contribution                                                                                                          198
Net effect of Transition recapitalization and preferred
stock issuance, retirement and conversion                                                                                 (74,234)
Sale of common stock - Transition initial
public offering                                                                                                            114,423
Retirement of treasury stock                                                                                                     -
Stock grants                                                                                                                     1
Issuance of Series A Preferred stock                                                                                         8,001
Issuance of common stock                                                                                                     1,482
Stock option exercises                                                                                                         367
Income tax benefit from stock options exercised                                                                              1,201
Distributions - MSI                                                           (716)                                           (716)
Issuance of stock options                                    $(288)                                                              -
Compensation expense recognized                                152                                                             152
Net income                                                                   1,434                                           1,434
                                                    -------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                  (136)         20,004                                          71,395
Issuance of Series D Preferred stock                                                                                        62,514
Acquisition of Alltel                                                                                                       26,072
Issuance of Series E Preferred stock                                                                                        11,250
Stock warrant exercise - PCS                                                                                                    52
Issuance of common stock warrants                                                                                           10,501
Exchange of Series A for Series F                                                                                                -
Acquisition of SDK                                                                                                           3,248
Acquistion of Vital                                                                                                          3,625
Employee stock purchase - Transition                                                                                            74
Stock option exercises                                                                                                       1,132
Income tax benefit from stock options exercised                                                                              1,626
Stock grants                                                                                                                    97
Dividends and accretion on mandatorily                                                                                           -
redeemable preferred stock                                                                                                  (5,850)
Distributions - MSI                                                           (495)                                           (495)
Issuance of stock options                                      (55)                                                              -
Compensation expense recognized                                (59)                                                            (59)
Comprehensive income:                                                                                                            -
Net loss                                                                  (126,328)        $(126,328)                     (126,328)
Foreign currency translation adjustment                                                           28             $28            28
                                                                                       --------------
Other comprehensive income                                                                        28                             -
                                                                                       -------------
Comprehensive income                                                                        (126,300)                            -
                                                    -------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                  (250)        (106,819)                              28        58,882
EMTEK Acquisition                                                                                                            9,060
Sale of common stock - Eclipsys intial public offering                                                                      65,399
Conversion of preferred stock                                                                                                    -
Issuance of Series G Preferred Stock                                                                                         9,000
Stock warrant exercise - PCS                                                                                                    61
Stock option exercises                                                                                                       1,205
Employee stock purchase                                                                                                        287
Income tax benefit from stock options exercised                                                                              1,171
Dividends and accretion on mandatorily                                                                                     (10,928)
redeemable preferred stock                                                                                                       -
Distributions - MSI                                                             (585)                                         (585)
Issuance of stock options                                   (1,523)                                                              -
Compensation expense recognized                                150                                                             150
Comprehensive income:                                                                                                            -
Net loss                                                                     (35,276)        (35,276)                      (35,276)
Foreign currency translation adjustment                                                           16              16            16
                                                                                       -------------
Other comprehensive income                                                                        16
                                                                                       -------------
Comprehensive income                                                                         (35,260)
                                                    -------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                              $(1,623)         $(142,680)                            $44        $98,442
                                                    ===============================================================================


                              ECLIPSYS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1998

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     Eclipsys Corporation ("Eclipsys") and its subsidiaries (collectively, the "Company") is a healthcare information technology solutions provider which was formed in December 1995 and commenced operations in January 1996. The Company provides, on an integrated basis, enterprise-wide, clinical management, health information management, strategic decision support, resource planning management and enterprise application integration solutions to healthcare organizations. Additionally, Eclipsys provides other information technology solutions including outsourcing, remote processing, networking technologies and other related services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of Eclipsys and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

FINANCIAL STATEMENT PRESENTATION

     The Company has completed mergers with Transition Systems, Inc. ("Transition") effective December 31, 1998, PowerCenter Systems, Inc. ("PCS") effective February 17, 1999 and MSI Solutions, Inc. and MSI Integrated Services, Inc. (collectively "MSI") effective June 17, 1999. Each of these mergers were accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been retroactively restated as if the mergers had occurred as of the beginning of the earliest period presented. Transition had a September 30 fiscal year end. In connection with the retroactive restatement, the financial statements of Transition were recast to a calendar year end to conform to Eclipsys' presentation.

     A reconciliation between revenue and net loss as previously reported by the Company in the 1998 Annual report on Form 10-K and as restated for the PCS and MSI poolings of interests is as follows:

Revenue:                                1996            1997            1998
                                      -----------------------------------------
          As previously reported      $  36,197       $ 141,071       $ 170,689
          PCS                               388             659           1,437
          MSI                             5,193           5,598          10,332
                                      ---------       ---------       ---------
          As restated                 $  41,778       $ 147,328       $ 182,458
                                      =========       =========       =========

Net income(loss):
          As previously reported      $   1,785       $(125,040)      $ (34,678)
          PCS                            (1,617)         (2,083)         (2,472)
          MSI                             1,266             795           1,874
                                      ---------       ---------       ---------
          As restated                 $   1,434       $(126,328)      $ (35,276)
                                      =========       =========       =========

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

INVESTMENTS

     As of December 31, 1998, the Company has classified all investments as held to maturity. The securities totaled $17.0 million as of December 31, 1998 and consisted of federal agency obligations. The estimated fair value of each investment approximates the amortized cost plus accrued interest. Unrealized gains at December 31, 1998 were $18,000. As of December 31, 1997, the Company's investments were municipal bonds held by MSI and were classified as available for sale. The fair value of these investments approximated the cost.

REVENUE RECOGNITION

    The Company's products are sold to customers based primarily on contractual arrangements that include implementation services that often extend for periods in excess of one year. Revenues are derived from licensing of computer software, software and hardware maintenance, remote processing and outsourcing, training, implementation assistance, consulting, and the sale of computer hardware. For arrangements in which the Company does not use percentage of completion accounting the Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2") which requires, among other matters, that there be a signed contract evidencing an arrangement exists, delivery of the software has occurred, the fee is fixed and determinable and collectibility of the fee is probable.

SYSTEMS AND SERVICES

MULTIPLE ELEMENT ARRANGEMENTS

    The Company generally licenses its software products pursuant to multiple element arrangements that include maintenance for periods that range from 3 to 7 years. For software license fees sold to customers that are bundled with services and maintenance and require significant implementation efforts, the Company recognizes revenue using the percentage of completion method, as the services are considered essential to the functionality of the software.

    For the Eclipsys product line ("EPL") transactions entered into with customers that require significant implementation efforts, the Company recognizes the bundled license and services fee from the arrangement using the percentage of completion method over the implementation period based on input measures (based substantially on implementation hours incurred).

    For the Transition Systems, Inc. product line ("TPL"), the Company recognizes revenue for transactions entered into prior to January 1, 1998 under the percentage of completion method based principally upon progress and performance as measured by achievement of contract milestones. Effective January 1, 1998, the Company adopted SOP 97-2 with respect to TPL transactions. In connection with the adoption, the Company accounted for TPL transactions entered into on or after January 1, 1998 under the same percentage of completion method used for the EPL as the Company's management intended to manage implementation efforts of the TPL on the basis of inputs rather than the output method used by pre-merger TSI management. The Company recognizes the TPL bundled license and service fee revenue ratably over the implementation period which corresponds with the timing of the related implementation efforts.

    Revenue from other software license fees which are bundled with long-term maintenance agreements (3 to 7 years) is recognized on a straight-line basis over the contracted maintenance period. Other software license fee arrangements relate to certain "add-on" module EPL products sold to customers in the EPL installed base. Because the Company does not sell the "add-on" modules or the associated extended term maintenance elements separately, the entire arrangement fee is recognized as revenue over the contracted maintenance period in accordance with paragraph 12 of SOP 97-2.

SERVICES

    Remote processing and outsourcing services are marketed under long-term arrangements generally over periods from 5 to 7 years. Revenues from these arrangements are recognized as the services are performed.

    Software maintenance fees are marketed under annual and multi year agreements and are recognized as revenue ratably over the contracted maintenance term. The Company's software maintenance arrangements include when and if available upgrades and do not contain specific upgrade rights.

    Implementation revenues and other services, including training and consulting are recognized as services are performed for time and material arrangements and using the percentage of completion method based on labor input measures for fixed fee arrangements. The Company sells these services separately and accordingly has sufficient vendor specific objective evidence of the element to recognize revenue.

HARDWARE SALES AND MAINTENANCE

    Hardware sales are generally recognized upon shipment of the equipment to the customer. Hardware maintenance revenues are billed and recognized monthly over the contracted maintenance term.

UNBILLED ACCOUNTS RECEIVABLE

    The timing of revenue recognition and contractual billing terms under certain multiple element arrangements may not precisely coincide resulting in the recording of unbilled accounts receivable or deferred revenue. Customer payments are due under these arrangements in varying amounts upon the achievement of certain contractual milestones throughout the implementation period. Implementation periods generally range from 12 to 24 months. The current portion of unbilled accounts receivable of $13.5 million and $10.3 million as of December 31, 1997 and 1998, respectively, is included in accounts receivable in the accompanying financial statements.

     In addition, the Company maintains certain long-term contracts used to finance a portion of certain customer hardware and software fees owed. All such contracts were entered into by Alltel Healthcare Information Services, Inc. ("Alltel") prior to the Company's January 1997 acquisition of that business (see
Note 7). These arrangements generally provide for payment terms that range from three to five years and carry interest rates that range from 7% to 10%. Such amounts are recorded as non current unbilled accounts receivable until the customers are billed which is generally on a monthly basis. The non-current portion of amounts due related to these arrangements was $1.8 million and $1.5 million as of December 31, 1997 and 1998, respectively, and is included in other assets in the accompanying financial statements. The current portion of amounts due related to these arrangements was $3.6 million and $2.6 million as of December 31, 1997 and 1998, respectively, and is included in accounts receivable in the accompanying financial statements. The Company does not have any obligation to refund any portion of the software or hardware fees and its contracts are generally non cancelable.

INVENTORY

     Inventory consists of computer parts and peripherals and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives, which range from two to ten years. Computer equipment is depreciated over two to five years. Office equipment is depreciated over two to ten years. Purchased software for internal use is amortized over three to five years. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the remaining term of the lease. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Expenditures for repairs and maintenance not considered to substantially lengthen the property and equipment lives are charged to expense as incurred.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes a portion of its internal computer software development costs incurred subsequent to establishing technological feasibility, including salaries, benefits, and other directly related costs incurred in connection with programming and testing software products. Capitalization ceases when the products are generally released for sale to customers. Management monitors the net realizable value of all capitalized software development costs to ensure that the investment will be recovered through margins from future sales. Capitalized software development costs were approximately $704,000, $2.3 million and $4.3 million for the years ended December 31, 1996, 1997 and 1998, respectively. These costs are amortized over the greater of the ratio that current revenues bear to total and anticipated future revenues for the applicable product or the straight-line method over three to five years. Amortization of capitalized software development costs, which is included in cost of systems and services revenues, were approximately $750,000, $700,000 and $777,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Accumulated amortization of capitalized software development costs were $4.9 million and $5.8 million as of December 31, 1997 and 1998, respectively.

In December 1998, based on a review of products acquired in conjunction with the Transition merger and other related activities, the Company recorded a write-off of approximately $1.3 million of capitalized software development costs related to duplicate products that did not have any alternative future use.

ACQUIRED TECHNOLOGY AND INTANGIBLE ASSETS

     The intangible assets from the Company's acquisitions (Notes 6 and 7) consist of the following as of December 31, 1997 and 1998 (in thousands):


                                                        December 31,                            Useful Life
                                       -------------------------------------------------       -------------
                                                1997                        1998
                                       ----------------------      ---------------------

                                         Gross          Net          Gross         Net
                                       --------      --------      --------      -------
Acquired technology                    $ 47,168      $ 27,138      $ 79,118      $ 43,318      3 - 5 Years
Ongoing customer relationships           10,846         8,858        10,846         6,690      5 Years
Management and services agreement         9,543         7,346         9,543             -      4 Years
Network services                              -             -         5,764         4,324      3 Years
Goodwill                                 13,550        12,084        17,537        14,779      5 - 12 Years
Other                                       378           291           863           135      3 - 5 Years
                                       --------------------------------------------------
                                       $ 81,485      $ 55,717      $123,671      $ 69,246
                                       ==================================================

     The carrying values of intangible assets are reviewed if the facts and circumstances suggest that it may be impaired. This review indicates if the assets will not be recoverable based on future expected cash flows. Based on its review, the Company does not believe that an impairment of its excess of cost over fair value of net assets acquired has occurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, and other current liabilities, approximate fair value. The recorded amount of long-term debt approximates fair value as the debt bears interest at a floating market rate.

INCOME TAXES

     The Company accounts for income taxes utilizing the liability method, and deferred income taxes are determined based on the estimated future tax effects of differences between the financial reporting and income tax basis of assets and liabilities and tax carryforwards given the provisions of the enacted tax laws.

     Prior to the pooling of interests merger with the Company, MSI had elected "S" corporation status for income tax purposes. As a result of the merger, MSI terminated its "S" corporation election. The pro forma provision for income taxes, taken together with reported income tax expense presents the combined pro forma tax expense of MSI as if it had been a "C" corporation during the periods presented. The pro forma net income (loss) of the Company considering this impact is as follows:

                                       1996            1997            1998

    Net income (loss)               $   1,434       $(126,328)      $ (35,276)
    Pro forma tax adjustments            (431)           (270)           (637)
                                    ---------       ---------       ---------
    Pro forma net income(loss)      $   1,003       $(126,598)      $ (35,913)
                                    =========       =========       =========

STOCK-BASED COMPENSATION

     The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related Interpretations and to elect the disclosure option of Statement of Financial Accounting Standards ("FAS") No. 123, "Accounting for Stock-Based Compensation". Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

     For all periods presented, basic net income (loss) per common share is presented in accordance with FAS 128, "Earnings per Share", which provides for the accounting principles used in the calculation of earnings per share and was effective for financial statements for both interim and annual periods ending after December 15, 1997. Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share reflect the potential dilution from assumed conversion of all dilutive securities such as stock options. Stock options to acquire 2,679,224, 3,835,565 and 4,344,958 shares of common stock in 1996, 1997 and 1998, respectively, and warrants to acquire up to 156,412, 1,179,483 and 1,119,245 shares of common stock in 1996, 1997 and 1998, were the only securities issued which would be included in the diluted earnings per share calculation if dilutive.

     In 1996, dilutive stock options of 1,496,850 and warrants of 127,415, after the application of the treasury stock method, were included in the calculation of diluted weighted average common stock outstanding. In 1997 and 1998, the inclusion of stock options and warrants would have been antidilutive due to the net loss reported by the Company. The Company has excluded 370,609 contingently returnable shares of common stock from basic and diluted earnings per share computations (Note 4 ).

     For the year ended December 31, 1996, basic and diluted earnings per share for income before extraordinary item were $0.22 and $0.19, respectively, and the impact to basic and diluted earnings per share of the extraordinary item was a reduction of $0.16 and $0.14, respectively.

CONCENTRATION OF CREDIT RISK

     The Company's customers operate primarily in the healthcare industry. The Company sells its products and services under contracts with varying terms. The accounts receivable amounts are unsecured. Management believes the allowance for doubtful accounts is sufficient to cover credit losses. The Company doesn't believe that the loss of any one customer would have a material effect on the financial position of the Company.

FOREIGN CURRENCY TRANSLATION

     The financial position and results of operations of foreign subsidiaries are measured using the currency of the respective countries as the functional currency. Assets and liabilities are translated at the foreign exchange rate in effect at the balance sheet date, while revenue and expenses for the year are translated at the average exchange rate in effect during the year. Translation gains and losses are not included in determining net income or loss but are accumulated and reported as a separate component of stockholders' equity. The Company has not entered into any hedging contracts during the three year period ended December 31, 1998.

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company implemented Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This standard requires that the total changes in equity resulting from revenue, expenses, and gains and losses, including those that do not affect the accumulated deficit, be reported. Accordingly, those amounts that are comprised solely of foreign currency translation adjustments are included in other comprehensive income in the consolidated statement of stockholders' equity.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued FAS 131, "Disclosure about Segments of an Enterprise and Related Information". In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition". Effective January 1, 1998, the Company adopted FAS 131 and SOP 97-2. The adoption of FAS 131 has not had a material impact on the Company's financial statement disclosures. In connection with the adoption of SOP 97-2, the Company deferred approximately $9.1 million of revenue under certain Transition contracts that were entered into after December 31, 1997.

3. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1997 and 1998 is summarized as follows (in thousands):

                                                          December 31,
                                                     -----------------------
                                                       1997           1998
                                                     --------       --------

Computer equipment                                   $ 12,813       $ 15,039
Office equipment and other                              3,049          4,310
Purchased software                                      3,446          5,112
Leasehold improvements                                  2,478          3,349
                                                     -----------------------
                                                       21,786         27,810

Less: Accumulated depreciation and amortization       (10,388)       (15,190)

                                                     -----------------------
                                                     $ 11,398       $ 12,620
                                                     =======================


     Depreciation and amortization expense of property and equipment totaled approximately $667,000, $7.1 million and $7.6 million in 1996, 1997 and 1998, respectively.

4. LICENSING ARRANGEMENT

     In May 1996, the Company entered into an exclusive licensing arrangement with Partners HealthCare System, Inc. ("Partners") to further develop, commercialize, distribute and support certain intellectual property which was being developed at Partners. As consideration for the license, the Company issued 988,290 shares of Common Stock of the Company and agreed to pay royalties to Partners on sales of the developed product until the Company completed an initial public offering of common stock with a per share offering price of $10.00 or higher. There was no revenue recognized by the Company or royalties paid to Partners under the arrangement in 1996, 1997 or 1998. In August of 1998, the Company completed an initial public offering (Note 5) whereby the royalty provision of the agreement terminated. Under the terms of the license, the Company may further develop, market, distribute and support the original technology and license it, as well as market related services, to other healthcare providers and hospitals throughout the world (other than in the Boston, Massachusetts metropolitan area). The Company is obligated to offer to Partners and certain of their affiliates an internal use license, granted on most favored customer terms, to any new software applications developed by the Company, whether or not derived from the licensed technology, and major architectural changes to the licensed software. After May 3, 1998, Partners and certain of their affiliates are entitled to receive internal use licenses for any changes to any modules or applications included in the licensed technology, as defined. The Company has an exclusive right of first offer to commercialize new information technologies developed in connection with Partners. If the Company fails to pay the required royalties, breaches any material term under the licensing arrangement or if the current Chairman of the Board and Chief Executive Officer of the Company voluntarily terminates his employment with the Company prior to May 1999, the license may become non-exclusive, at the option of Partners. If Partners elects to convert the license to non-exclusive, it must return 370,609 shares of Common Stock to the Company.

     At the time the license arrangement was consummated, the licensed technology had not reached technological feasibility and had no alternative future use. The licensed technology being developed consisted of enterprise-wide, clinical information software. The Company released certain commercial products derived from the licensed technology in late 1998. The Company accounted for the license arrangement with Partners by recording a credit to additional paid-in capital of $1.5 million (representing the estimated fair value of the licensed technology) and a corresponding charge to its statement of operations for the year ended December 31, 1996. The charge was taken because the technology had not reached technological feasibility and had no alternative future use.

     As part of the agreement, the Company has provided development services to Partners related to commercializing the intellectual property; fees for these development services totaled $2.0 million, $2.5 million, and $1.2 million for the years ended December 31,

1996, 1997 and 1998 respectively, and are included as a reduction in research and development expenses in the accompanying consolidated statements of operations.

5. STOCKHOLDERS' EQUITY AND MANDATORILY REDEEMABLE PREFERRED STOCK

STOCK SPLIT

     In May 1997, the Company declared a three-for-two split for all Voting Common Stock and Non-Voting Common Stock issued and outstanding. In addition, the shareholders approved an increase in the number of authorized shares of Voting Common Stock from 30,000,000 to 50,000,000. In June 1998, the Company effected a two-for-three reverse stock split of all Voting Common Stock and Non-Voting Common Stock outstanding. The accompanying consolidated financial statements give retroactive effect to the May 1997 and June 1998 stock splits as if they had occurred at the beginning of the earliest period presented.

MANDATORILY REDEEMABLE PREFERRED STOCK

     In connection with its acquisition of Alltel (Note 7), the Company sold 30,000 shares of Series B 8.5% Cumulative Redeemable Preferred Stock ("Series B") and warrants to purchase up to 1,799,715 shares of Non-Voting Common Stock at $.01 per share for total consideration of $30.0 million. The number of warrants to be issued was subject to adjustment in the event the Company redeemed all or a portion of the Series B prior to its mandatory redemption date. The Series B was non-voting and was entitled to a liquidation preference of $1,000 per share plus any unpaid dividends. Dividends are cumulative and accrue at an annual rate of 8.5%.

     The Series B was redeemable by the Company at its redemption price at any time on or before the mandatory redemption date of December 31, 2001. The redemption price, as defined, equaled the liquidation preference amount plus all accrued and unpaid dividends. With respect to liquidation preferences, the Series B ranked equal to the Series C 8.5% Cumulative Redeemable Preferred Stock ("Series C") and senior to all other equity instruments.

     In January 1997, 20,000 shares of the Series C were issued to Alltel Information Services, Inc. ("AIS") as part of the consideration paid for Alltel (Note 7). The Series C contained substantially the same terms, including voting rights, ability to redeem and liquidation preferences as the Series B. The Series B has preferential rights in the event of a change of ownership percentages of certain of the Company's stockholders; the Series C did not have these preferential rights. The Series C redemption price was determined the same as Series B and had to be redeemed on or before December 31, 2001.

     The Company has accounted for the Series B and C as mandatorily redeemable preferred stock. Accordingly, the Company accrued dividends and amortized any discount over the redemption period with a charge to additional paid-in capital ("APIC"). The Company recorded a discount on the Series B at the time of its issuance for the estimated fair value of the warrants ($10.5 million). The Company valued the maximum amount of warrants that would be issued up to the mandatory redemption date of the Series B as of the acquisition date, January 23, 1997 and the mandatory redemption date, December 31, 2001. The Company recorded the Series C on the date of acquisition of Alltel at $10.3 million ((after adjustment for the 4,500 shares returned by AIS (Note 7)), which included a discount from its face amount of $5.2 million.

     Dividends and accretion on the Series B was $4.1 million and $10.7 million for the years ended December 31, 1997 and 1998, respectively. During the years ended December 31, 1997 and 1998, dividends and accretion on the Series C was $1.8 million and $200,000, respectively. The Series B and C were redeemed in August 1998 for $38.8 million with proceeds from the Company's initial public offering. In connection with this early redemption, the Company recorded a one-time charge to APIC of $10.9 million, which represented the difference between the carrying value of the Series B and C and the redemption value. This amount is included in dividends and accretion in the accompanying financial statements.

SERIES A CONVERTIBLE PREFERRED STOCK

     In May 1996, concurrent with entering into the Partners' licensing arrangement, the Company sold 1,000,000 shares of Series A Convertible Preferred Stock ("Series A") for $6.0 million to outside investors. The Series A was convertible on a one-to-one basis to shares of Common Stock of the Company at the discretion of the outside investors. The Series A had voting rights equivalent to Common Stock on an as converted basis and a liquidation preference of $6 per share. The Company did not declare or pay any dividends on Series A. In January 1997, the Company issued 1,478,097 shares of Series F Convertible Preferred Stock ("Series F") in exchange for the cancellation of Series A. The Company accounted for the transaction analogously to an extinguishment of debt with a related party and, accordingly, recorded a charge of $3.1 million to additional paid-in capital at the date of this transaction. In addition, the charge is recorded as an increase to net loss available to common shareholders in the accompanying statement of operations.

     In March 1996, PCS sold 20,000 shares of its Series A Convertible Preferred Stock ("PCS Series A") for $2.0 million to outside investors. At the time of the merger the PCS Series A were converted into 241,183 shares of Common Stock of the Company.

SERIES D CONVERTIBLE PREFERRED STOCK

     In January 1997, the Company sold 4,981,289 shares of the Series D Convertible Preferred Stock ("Series D") for $62.5 million to private investors and issued 2,077,497 shares to AIS in connection with the acquisition of Alltel. Each share of Series D was convertible into one share of Common Stock. The Series D contained voting rights as if it were converted into Common Stock and had a liquidation preference of $12.55 per share plus any declared but unpaid dividends. The Series D was equivalent to Series E Convertible Preferred Stock ("Series E") with respect to liquidation preference and rank.

     Both the Series D and E ranked junior to the Series B and C and senior to Series F. The Company did not declare or pay any dividends on the Series D.

     Concurrent with the Company's initial public offering, the Series D were converted into 7,058,786 shares of Common Stock.

SERIES E CONVERTIBLE PREFERRED STOCK

     In January 1997, the Company sold 896,431 shares of Series E for $11.3 million. The Series E was non-voting and was identical to the Series D with respect to liquidation preference and rank. Each share of Series E was convertible into one share of Non-Voting Common Stock. The Company did not declare or pay any dividends on the Series E.

     Concurrent with the Company's initial public offering, the Series E were converted into 896,431 shares of Non-Voting Common Stock.

SERIES F CONVERTIBLE PREFERRED STOCK

     As described above, in January 1997, 1,478,097 shares of Series F were issued in exchange for the cancellation of the outstanding shares of Series A. The Series F contained a liquidation preference of $6 per share. The Series F ranked junior to the Company's other classes of preferred stock with respect to liquidation preferences. Each share of Series F was convertible into one share of Common Stock. The Company did not declare or pay any dividends on the Series F.

     Concurrent with the Company's initial public offering, the Series F were converted into 1,478,097 shares of Common Stock.

SERIES G CONVERTIBLE PREFERRED STOCK

     In February 1998, the Company sold 900,000 shares of Series G Convertible Preferred Stock ("Series G") to outside investors for total consideration of $9.0 million. The proceeds were utilized to repay the outstanding Term Loan balance. Each share of the Series G was convertible on a two-for-three basis to shares of Common Stock. The conversion rate was subject to adjustment in certain circumstances. The Series G had a liquidation preference of $10 per share. In the event of an involuntary liquidation of the Company, the Series G would have participated on a pro rata basis with the Series D and E.

     Concurrent with the Company's initial public offering, the Series G was converted into 600,000 shares of Common Stock.

VOTING AND NON-VOTING COMMON STOCK

     Holders of Common Stock are entitled to one vote per share. Holders of Non-Voting Common Stock do not have voting rights other than as provided by statute.

UNDESIGNATED PREFERRED STOCK

     The Company has available for issuance, 5.0 million, shares of undesignated preferred stock (the "Undesignated Preferred"). The liquidation, voting, conversion and other related provisions of the Undesignated Preferred will be determined by the Board of Directors at the time of issuance. Currently, there are no outstanding shares.

INITIAL PUBLIC OFFERING

     Effective August 6, 1998, the Company completed an initial public offering ("IPO"). Net proceeds from the offering were $65.4 million, including proceeds from the exercise of the underwriters' overallotment option. The Company used the net proceeds from the offering to redeem the outstanding shares of the Company's Mandatorily Redeemable Preferred Stock, repay the principal balance and accrued interest on acquisition related debt and to repay amounts outstanding under the Company's revolving credit facility. In connection with the redemption of the Mandatorily Redeemable Preferred Stock, the Company recorded an increase to net loss available to common shareholders of $10.9 million reflecting the difference between the carrying value and redemption value of the stock.

     Concurrent with the initial public offering, all Series of Convertible Preferred Stock were automatically converted into Common Stock or Non-Voting Common Stock and all Mandatorily Redeemable Preferred Stock was redeemed.

6. TRANSITION MERGER

As discussed in Note 2, on December 31, 1998, the Company completed a merger with Transition, a publicly traded provider of integrated clinical and financial decision support systems for hospitals, integrated health networks, physician groups and other healthcare organizations. Transition stockholders received .525 shares of common stock of Eclipsys for each share of Transition common stock, or an aggregate of 11.1 million shares. The transaction was accounted for as a pooling of interests, and accordingly, all prior periods have been restated to give effect to this transaction. The Company incurred transaction costs of approximately $5.0 million directly related to the merger.

Significant transactions of Transition during the restatement period, after giving effect to the .525 conversion ratio were as follows:

           1996 RECAPITALIZATION

                In January 1996, prior to its contemplation of an initial public offering, Transition effected a leveraged recapitalization transaction (the " Recapitalization"), in which Transition repurchased 15,011,012 shares of Common Stock then issued and outstanding from New England Medical Center, Inc. ("NEMC") and other stockholders of Transition for an aggregate of approximately $111.4 million. Additionally, Transition incurred approximately $4.8 million in costs related to the Recapitalization (approximately $3.4 million is included in the statement of operations). Up until the Recapitalization, Transition was a majority-owned subsidiary of NEMC. In addition, Warburg, Pincus Ventures, L.P. ("WP Ventures") purchased from certain executive officers of Transition shares of Common Stock, including shares of Common Stock acquired by such executive officers pursuant to their exercise of stock options, for an aggregate of $9.0 million. WP Ventures then contributed such shares of Common Stock to Transition. The principal purpose of the Recapitaliztion was to provide liquidity to Transition's existing stockholders while permitting them to retain an ownership interest in Transition. Transition accounted for this transaction as a leveraged recapitalization. To finance the repurchase of these shares, Transition issued to certain institutional investors shares of Series A non-voting preferred stock for an aggregate of $20.0 million, shares of Series B convertible preferred stock (convertible into 4,529,338 shares of Common Stock) for an aggregate of $33.6 million and shares of Series C non-voting convertible preferred stock (convertible into 187,038 shares of Common Stock) for an aggregate of $1.4 million. In addition, Transition entered into a secured term loan in the amount of $35.0 million and received an advance of $5.0 million under a secured revolving credit facility in the maximum principal amount of $15.0 million, and issued Senior Subordinated Notes, due 2003, in the aggregate principal amount of $10.0 million (the "Senior Subordinated Notes"). The holder of the Senior Subordinated Notes also received a warrant to acquire an aggregate of 156,412 shares of non-voting common stock at an initial exercise price of $7.43 per share, subject to adjustment in certain circumstances. Transition recorded a discount on the Senior Subordinated Notes for the estimated fair value of the warrants ($395,000). In addition, in the first quarter of 1996, Transition incurred a non-cash compensation charge of approximately $3.0 million. This compensation charge arose from the purchase by Transition (both directly and indirectly, through WP Ventures) from certain of its executive officers shares of Common Stock that had been acquired by such officers immediately prior to the Recapitalization through the exercise of employee stock options. The amount of the compensation charge was equal to the difference between the approximately $766,000 exercise price paid by such officers upon such exercise and the proceeds received by the officers from the purchase by Transition of such shares.

           TRANSITION INITIAL PUBLIC OFFERING

           On April 18, 1996, Transition completed an initial public offering of 3,622,500 shares of its common stock that generated net proceeds of $114.4 million. A substantial part of the proceeds were used to redeem $20.6 million of Series A preferred stock and accrued dividends (included as part of the recapitalization on the statement of changes in stockholders' equity), to repay the $34.7 million outstanding principal amount and accrued interest under a secured term loan facility, to repay the $10.3 million outstanding principal amount and accrued interest related to the senior subordinated notes and to repay the $5.1 million outstanding principal amount and accrued interest under a revolving credit facility.

           ACQUISITIONS

           On July 22, 1996, Transition acquired substantially all of the outstanding stock and a note held by a selling principal of Enterprising HealthCare, Inc. ("EHI"), based in Tucson, Arizona, for a total purchase price of approximately $1.8 million in cash. EHI provides system integration products and services for the health care market. The acquisition was accounted for under the purchase method and accordingly the results of operations of EHI are included from the date of the acquisition. Acquired technology costs of $1.6 million are being amortized on a straight-line basis over 7 years.

           On September 19, 1997, Transition acquired all outstanding shares of Vital Software Inc. ("Vital"), a privately held developer of products that automate the clinical processes unique to medical oncology. The purchase price was approximately $6.3 million, which was comprised of $2.7 million in cash and 132,302 shares of the Company's common stock with a value of $3.6 million. The acquisition was accounted for under the purchase method of accounting and accordingly the results of operations of Vital are included from the date of the acquisition. The amount allocated to acquired in-process research and development ($2.4 million) was based on the results of an independent appraisal. Acquired in-process research and development represented development projects in areas that had not reached technological feasibility and which had no alternative future use. Accordingly, the amount was charged to operations at the date of the acquisition.

           On December 3, 1998, Transition acquired substantially all of the outstanding stock of HealthVISION ("HV"), a provider of electronic medical record software. The purchase price was approximately $41.1 million, which was comprised of approximately $31.6 million in cash (of which $6.0 million was invested in 1997) and the assumption of approximately $9.5 million in liabilities, plus an earn-out of up to $10.8 million if specified financial milestones are met. The acquisition was accounted for under the purchase method and accordingly the results of operations of HV are included from the date of the acquisition. The amount allocated to acquired in-process research and development ($2.4 million) was based on the results of an independent appraisal. Acquired in-process research and development represented development projects in areas that had not reached technological feasibility and which had no alternative future use. Accordingly, the amount was charged to operations at the date of the acquisition.

           Unaudited pro forma results of operations have not been presented for EHI and Vital, as the effects of these acquisitions on the financial statements are not material. For unaudited pro forma results of operations for the years ended December 31, 1997 and 1998, as if the HV acquisition had occurred on January 1, 1997 see Note 7.

           EXTRAORDINARY ITEM

           During 1996, Transition incurred an extraordinary loss of approximately $2.1 million (after taxes) for the write-off of approximately $3.6 million of unamortized capitalized financing costs. These costs were attributable to indebtedness incurred in the Recapitalization that was repaid out of the proceeds of Transition's initial public offering as more fully discussed above.

7. ACQUISITIONS

     Effective January 24, 1997, Eclipsys completed the acquisition of Alltel. As consideration for this transaction, Eclipsys paid AIS $104.8 million cash, issued 15,500 (after consideration of the return of 4,500 shares by AIS in October 1997) shares of Series C valued at approximately $10.3 million and 2,077,497 shares of Series D valued at approximately $26.1 million. Concurrent with the acquisition, the Company and Alltel entered into the Management and Services Agreement ("MSA") whereby Alltel agreed to provide certain services to the Company and its customers together with certain non-compete provisions. In exchange, the Company agreed to pay Alltel $11.0 million in varying installments through December 2000. The obligation and equivalent corresponding asset were recorded at its net present value of $9.5 million at the date of signing. To finance the transaction, the Company sold, for $30.0 million, 30,000 shares of Series B and warrants to purchase up to 1,799,715 shares of Non-Voting Common Stock to private investors. Additionally, the Company sold 4,981,289 shares of Series D and 896,431 shares of Series E for total proceeds of $73.8 million.

     The transaction was accounted for as a purchase and accordingly, the purchase price was allocated based on the fair value of the net assets acquired. The purchase price is composed of and allocated as follows (in thousands):

Cash, net of cash acquired................  $   104,814
Issuance of Series D......................       26,072
Issuance of Series C......................       10,258
Transaction costs.........................        2,008
Liabilities assumed.......................       58,397
                                            -----------
                                                201,549
                                            -----------
Current assets............................       31,803
Property and equipment....................       12,242
Other assets..............................        3,148
Identifiable intangible assets:
     In-process research and development..       92,201
     Acquired technology..................       42,312
     Ongoing customer relationships.......       10,846
                                            -----------
                                                192,552
                                            -----------
Goodwill..................................  $     8,997
                                            ===========

     The acquisition agreement contains certain provisions whereby the purchase price could be adjusted within twelve months from the acquisition date based on certain criteria defined in the agreement. Based on these provisions, in October 1997, AIS returned 4,500 shares of Series C to Eclipsys. In December 1997, the Company presented its final analysis to AIS of items for which, under the agreement, the Company believed it was entitled to consideration. In the first quarter of 1998, the Company and AIS renegotiated, in two separate transactions, certain matters relating to the acquisition of Alltel. In one transaction, AIS returned to the Company, for cancellation, 11,000 shares of Series C in exchange for resolving certain open issues in connection with the Alltel acquisition, and the Company agreed, at AIS' option, to redeem the remaining 4,500 shares of Series C held by AIS for an aggregate price of $4.5 million at the time of the IPO and for a period of 30 days thereafter. These shares were redeemed with the proceeds from the Company's IPO (Note 5). In the second transaction, the Company paid AIS an aggregate of $14.0 million in exchange for terminating all of the rights and obligations of both parties under the MSA. The Company recorded a charge of approximately $7.2 million related to the write-off of the MSA intangible asset. In addition, the Company recorded a reduction to goodwill of approximately $7.8 million related to the final settlement of certain issues related to the Alltel acquisition resulting in the return of the 11,000 shares of Series C. Additionally, the Company recorded a Network Service intangible asset related to the Company's ability to provide services in this area as a result of the settlement. This asset is being amortized over thirty-six months. After accounting for these adjustments, the Company's total consideration paid for this acquisition was $201.5 million, including liabilities assumed, net of cash acquired.

     In connection with the recording of the acquisition of Alltel, the Company reduced the predecessor's reported deferred revenue by $7.3 million to the amount that reflects the estimated fair value of the contractual obligations assumed. This adjustment results from the Company's requirement, in accordance with generally accepted accounting principles; to record the fair value of the obligation assumed with respect to arrangements for which the related revenue was previously collected by the predecessor company. The Company's liability at acquisition includes its estimated costs in fulfilling those contract obligations.

     Effective June 26, 1997, the Company acquired all of the common stock of SDK Healthcare Information Systems, Inc. ("SDK") in exchange for 499,997 shares of Common Stock valued at approximately $3.2 million, $2.2 million in cash and acquisition debt due to SDK shareholders totaling $7.6 million. The transaction was accounted for as a purchase and, accordingly, the purchase price was allocated based on the estimated fair value of the net assets acquired.

     The purchase price is composed of and allocated as follows (in thousands):

Cash, net of cash acquired................  $   2,161
Issuance of Common Stock..................      3,248
SDK acquisition debt......................      7,588
Liabilities assumed.......................      3,514
                                            ---------
                                               16,511
                                            ---------
Current assets............................      1,061
Property and equipment....................        671
Other assets..............................         33
Identifiable intangible assets:
     In-process research and development..      6,988
     Acquired technology..................      3,205
                                            ---------
                                               11,958
                                            ---------
Goodwill..................................  $   4,553
                                            =========

     The Company is using the acquired in-process research and development to create new clinical, patient financial, access management and data warehousing products, which will become part of its product suite over the next several years. The Company anticipates that certain products will be generally released through 2001. It is management's expectation that the acquired in-process research and development will be successfully developed however there can be no assurance that commercial viability of these products will be achieved. In the event that these products are not generally released in a timely manner, the Company may experience fluctuations in future earnings as a result of such delays.

     In connection with the Alltel and SDK acquisitions, the Company wrote off in-process research and development of $92.2 million and $7.0 million, respectively, related to the appraised values of certain in-process research and development acquired in these acquisitions.

     Effective January 30, 1998, the Company acquired the net assets of the Emtek Healthcare Division of Motorola, Inc., ("Emtek") for an aggregate purchase price of approximately $11.7 million, including 1,000,000 shares of Common Stock valued at $9.1 million and liabilities assumed of approximately $12.3 million. In addition, Motorola agreed to pay the Company $9.6 million in cash due within one year for working capital purposes.

     The purchase price is composed of and allocated as follows (in thousands):

Issuance of Common Stock...........................  $   9,060
Receivable from Motorola...........................     (9,600)
Liabilities assumed................................     12,275
                                                     ---------
                                                        11,735
                                                     ---------
Current assets.....................................      5,033
Property and equipment.............................      2,629
                                                     ---------
                                                         7,662
                                                     ---------
Identifiable intangible assets (acquired
technology)........................................  $   4,073
                                                     =========

      Unaudited pro forma results of operations for the years ended December 31, 1997 and 1998, as if the aforementioned acquisitions (including HV) had occurred on January 1, 1997 is as follows (in thousands, except per share data):

                                      Year ended
                                     December 31,
                                     ------------
                                         1997            1998
                                      ---------       ---------
Revenues                              $ 188,929       $ 195,029
Net loss                               (152,242)        (57,274)
Basic and diluted loss per share      $   (9.41)      $   (2.87)

8. LONG-TERM DEBT

     Long-term debt consists of the following as of December 31, (in thousands):

                                                                                        1997           1998
                                                                                      --------       --------
Term Loan .........................................................................   $  9,000       $      -
Convertible notes payable of PCS, interest payable at 11.0% per annum                    1,450          1,890
SDK acquisition debt, interest payable quarterly at 9.5%, principal due in
  two annual installments of $3,794, commencing April 1998 ........................      7,588              -
                                                                                      --------       --------
                                                                                        18,038          1,890
Less current portion ..............................................................    (14,244)        (1,890)
                                                                                      --------       --------
Long-term debt ....................................................................   $  3,794       $      -
                                                                                      ========       ========

     In connection with the Alltel acquisition, the Company entered into a $30.0 million credit facility (the "Facility"). The Facility included a $10.0 million term loan (the "Term Loan") and a $20.0 million revolving credit facility (the "Revolver"). Borrowings under the Facility are secured by substantially all of the assets of the Company. The Term Loan was payable in varying quarterly installments through January 2000. As more fully discussed in
Note 5, the Term Loan was repaid in full with the proceeds of the sale of Series G Convertible Preferred Stock in February 1998. As such, the entire balance of the Term Loan as of December 31, 1997 was classified as current in the accompanying financial statements. On May 29, 1998, the Company entered into an agreement to increase the available borrowings under the Facility from $20.0 million to $50.0 million. In August 1998, the long-term debt balance and accrued interest were repaid in full with proceeds from the Company's IPO.

     PCS issued convertible notes and warrants to purchase common stock to certain investors. At the time of the merger, the convertible debt was converted into shares of Common Stock of the Company.

     Borrowings under the Facility bear interest, at the Company's option, at
(i) LIBOR plus 1% to 3% or (ii) the higher of a) the banks prime lending rate or
b) the Federal Funds Rate plus 0.5%; plus 0% to 1.75%. The interest rates vary based on the Company's ratio of earnings to consolidated debt, as defined. At December 31, 1998, the Company's borrowing rate under the Facility was 6.85%. Under the terms of the Facility, the Company is required to maintain certain financial covenants related to consolidated debt to earnings, consolidated earnings to interest expense and consolidated debt to capital. In addition, the Company has limitations on the amounts of certain types of expenditures and is required to obtain certain approvals related to mergers and acquisitions, as defined. The Company was in compliance with all provisions of the Facility as of December 31, 1998.

     As of December 31, 1998, the Company has $50.0 million available for future borrowings under the Revolver. The Revolver expires on the third anniversary of the Facility. Under the terms of the Revolver, the Company pays an annual commitment fee of .375% for any unused balance, as defined. Additionally, the Company pays a fee of .125% for any Letters of Credit issued under the agreement. As of December 31, 1998, unused Letters of Credit totaling approximately $4.5 million were outstanding against the Revolver.

9. OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following (in thousands):

                                            December 31,
                                         --------------------
                                           1997         1998
                                         -------      -------
Accounts payable                         $ 5,416      $ 7,782
Accrued compensation and incentives       10,533       15,206

Customer deposits                          7,959        9,576
Payment due to AIS under MSA               2,000            -
Accrued royalties                          1,024        6,586
Accrued interest                             672          295
Other                                     11,694        9,415
                                         -------      -------

                                         $39,298      $48,860
                                         =======      =======



10. INCOME TAXES

     A reconciliation of the effect of applying the federal statutory rate and the effective income tax rate on the Company's income tax provision is as follows (in thousands):

                                                             Years ended
                                                             December 31,
                                                --------------------------------------
                                                  1996           1997           1998
                                                --------       --------       --------

Statutory federal income tax rate (34%)         $  2,813       $(40,199)      $(10,548)
In-process research and development                    -          4,418            813
Other                                                124            232            237
State income taxes                                   580         (4,516)          (872)
Non-deductible transaction costs                       -              -          1,546
Non-deductible amortization                            -            747            927
Valuation allowance                                 (319)        47,414         12,149
                                                --------       --------       --------
                                                   3,198          8,096          4,252
Income tax benefit on extraordinary item           1,492              -              -
                                                --------       --------       --------

Provision for income taxes                      $  4,690       $  8,096       $  4,252
                                                ========       ========       ========

     The significant components of the Company's net deferred tax asset were as follows (in thousands):

                                                       December 31,
                                                  -----------------------
                                                    1997           1998
                                                  --------       --------

Deferred tax assets:
Alltel in-process research and development        $ 34,969       $ 32,471
Intangible assets                                    5,353         12,940
Deferred revenue                                     4,642          5,307
Allowance for doubtful accounts                        760          1,097
Accrued expenses                                     4,123          2,448
Depreciation and amortization                        1,381          1,111
Other                                                  259          2,481
Net operating loss carryforwards                     5,220         23,084
                                                  --------       --------
                                                  $ 56,707       $ 80,939
                                                  ========       ========

Deferred tax liabilities:
Capitalization of software development costs         1,140         11,857
                                                  --------       --------
Net deferred tax asset                              55,567         69,082
                                                  --------       --------
Valuation allowance                                (55,567)       (69,082)
                                                  --------       --------
                                                  $      -       $      -
                                                  ========       ========

     At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $55.0 million. The carryforwards expire in varying amounts through 2018. Additionally, the Company has Canadian net operating loss carryovers of approximately $5.5 million that expire in varying amounts through 2004.

     Under the Tax Reform Act of 1986, the amounts of, and the benefits from, net operating loss carryforwards may be impaired or limited in certain circumstances. The Company experienced an ownership change as defined under
Section 382 of the Internal Revenue Code in January, 1997 and December 1998. As a result of the ownership changes, net operating loss carryforwards of approximately $1.5 million at January 1997 and $55.0 million at December 1998, which were incurred prior to the date of change, are subject to annual limitation on their future use. As of December 31, 1998, a valuation allowance has been established against the deferred tax assets that the Company does not believe are more likely than not to be realized. The future reduction of the valuation allowance, up to $7.2 million, will be reflected as a reduction of goodwill.

11. EMPLOYEE BENEFIT PLANS

1996 STOCK OPTION PLAN

     In April 1996, the Board of Directors of the Company (the "Board") adopted the 1996 Stock Plan (the "1996 Stock Plan"). The 1996 Stock Plan, as amended, provides for grants of stock options, awards of Company stock free of any restrictions and opportunities to make direct purchases of restricted stock of the Company. The 1996 Stock Plan allows for the issuance of options or other awards to purchase up to 2,500,000 shares of Common Stock. Pursuant to the terms of the 1996 Stock Plan, a committee of the Board is authorized to grant awards to employees and non-employees and establish vesting terms. The options expire ten years from the date of grant.

1998 STOCK INCENTIVE PLAN

     In January 1998, the Board adopted the 1998 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards or unrestricted stock awards. Under the provisions of the Incentive Plan, no options or other awards may be granted after April 2008. There are currently 4,333,333 shares of common stock reserved under the Incentive Plan, together with the 1996 Stock Plan and the 1998 Employee Stock Purchase Plan. Options granted under the Incentive Plan will be granted at the fair market value of the stock as of the date of grant.

The following table summarizes activity under the Plan:

                                               1996                         1997                          1998
                                     ------------------------------------------------------------------------------------
                                                    WEIGHTED                      WEIGHTED                     WEIGHTED
                                                    AVERAGE                       AVERAGE                      AVERAGE
                                                    EXERCISE                      EXERCISE                     EXERCISE
                                       OPTIONS       PRICE          OPTIONS         PRICE         OPTIONS        PRICE
                                      ---------    ----------      ---------     ----------      ---------    -----------
Outstanding at beginning of year      1,588,134    $     2.29      2,679,224     $     3.75      3,835,565    $      7.78

  Granted                             1,375,760          4.95      1,823,559          14.27      1,217,463          18.85

  Exercised                            (270,409)         1.36       (356,102)          3.05       (465,008)          2.61

  Forfeited                             (14,261)         2.29       (311,116)         17.04       (243,062)         21.06

Outstanding at end of year            2,679,224          3.75      3,835,565           7.78      4,344,958          10.69

Exercisable at end of  the year       1,038,768                    1,280,480                     1,654,029




                                                     1996                     1997                    1998
                                           ------------------------------------------------------------------------
                                           WEIGHTED        WEIGHTED   WEIGHTED     WEIGHTED    WEIGHTED    WEIGHTED
                                           AVERAGE          FAIR      AVERAGE       FAIR       AVERAGE       FAIR
                                           EXERCISE        MARKET     EXERCISE     MARKET      EXERCISE     MARKET
OPTION GRANTED DURING THE YEAR              PRICE           VALUE      PRICE        VALUE       PRICE       VALUE
-------------------------------------      --------        --------   --------     --------    --------    --------
Option price > fair market value            $11.44                    $34.56                    $24.49
Option price = fair market value              0.20                      6.54                     21.31
Option price < fair market value              0.08                         -                         -
Weighted Fair Market Value of Options                      $4.34                    $12.49                  $18.43

     During 1996 and 1997, pursuant to the 1996 Stock Plan, the Board issued 109,999 and 15,000 shares of Common Stock, respectively, to employees and non-employees for services. Compensation expense of approximately $1,000 and $97,000 was recorded in 1996 and 1997, respectively, related to these transactions.

     The Company has adopted the disclosure only provision of FAS 123. Had compensation cost for the Company's stock option grants described above been determined based on the fair value at the grant date for awards in 1996, 1997 and 1998 consistent with the provisions of FAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below (in thousands, except share data):

                                                            YEAR ENDED
                                                            DECEMBER 31,
Net income (loss):                            1996              1997              1998
                                          -----------       -----------       -----------
     As reported                          $     1,434       $  (126,328)      $   (35,276)
     Pro forma                                   (785)         (131,806)          (47,780)
Basic net income (loss) per share:
     As reported                          $      0.06       $     (8.60)      $     (1.95)
     Pro forma                            $     (0.10)      $     (8.95)      $     (2.48)
Diluted net income (loss) per share:
     As reported                          $      0.05       $     (8.60)      $     (1.95)
     Pro forma                            $     (0.10)      $     (8.95)      $     (2.48)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998: dividend yield of 0% for all years, risk-free interest rate of 5.55% for all years, expected life of 7.85,
9.98 and 8.35 based on the plan and volatility of 103%.

     The following table summarizes information about stock options outstanding at December 31, 1998:

                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                     -----------------------------------------------------------------

                                     WEIGHTED
                                     AVERAGE       WEIGHTED                   WEIGHTED
                       NUMBER        REMAINING     AVERAGE        NUMBER       AVERAGE
   RANGE OF          OUTSTANDING    CONTRACTUAL    EXERCISE     EXERCISABLE   EXERCISE
EXERCISE PRICE       AT 12/31/98       LIFE        PRICE        AT 12/31/98     PRICE
---------------      -----------    -----------    --------     -----------   --------
$0.01 - $6.00         1,586,293          6.7       $ 1.68       1,170,045       $ 2.10
$6.01 - $ 12.00       1,795,661          8.3         7.58         434,423         7.08
$12.01 - $18.00         291,472          9.8        14.17               -            -
$18.01 - $24.00          53,444          9.1        20.07           4,620        20.95
$24.01 - $30.00         141,948          8.5        27.72          43,679        25.71
$30.01 - $36.00         146,996          8.6        35.45               -            -
$36.01 - $42.00          26,248          9.2        37.38           1,262        37.38
$42.01 - $48.00         202,896          9.1        44.29               -            -
$48.01 - $54.00               -            -            -               -            -
$54.01 - $60.00         100,000          9.3        60.00               -            -

     In connection with the Transition merger, options held by employees of Transition were converted into options to purchase 1,792,854 shares of Voting Common Stock based on the .525 conversion ratio. All option disclosures reflect the impact of Transition options after retroactive restatement for the impact of the Transition merger. As of December 31, 1996, 1997 and 1998, respectively, there were 2,000,175, 1,999,867 and 1,792,854 options outstanding related to Transition's stock options plans.

     In connection with the PCS and MSI mergers, options held by employees were converted into outstanding options of the Company. As of December 31, 1996, 1997 and 1998, respectively, there were 9,048, 9,048 and 56,551 options outstanding related to PCS's stock option plan. As of December 31, 1996, 1997 and 1998, respectively, there were 0,0 and 117,090 options outstanding related to MSI's stock option plan. Additionally, in connection with the MSI merger, the Company recorded unearned stock compensation of $1,523,000 related to options granted to MSI employees during 1998

EMPLOYEE SAVINGS PLAN

     During 1997, the Company established a Savings Plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), whereby employees may contribute a percentage of their compensation, not to exceed the maximum amount allowable under the Code. At the discretion of the Board, the Company may elect to make matching contributions, as defined in the Plan. For the year end December 31, 1997 and 1998, the Board authorized matching contributions totaling $780,000 and $ 1,400,000, respectively.

     Transition maintained a savings plan pursuant to Section 401 (k) of the Code. In connection with this plan, employer contributions totaling $263,000, $306,000 and $376,000 were made in 1996, 1997 and 1998, respectively. In connection with the Transition merger, employees of Transition became eligible to enroll in the Plan.

1998 EMPLOYEE STOCK PURCHASE PLAN

     Under the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") (implemented in April 1998), employees of the Company, including directors of the Company who are employees are eligible to participate in quarterly plan offerings in which payroll deductions may be used to purchase shares of Common Stock. The purchase price of such shares is the lower of 85% of the fair market value of the Common Stock on the day the offering commences and 85% of the fair market value of the Common Stock on the day the offering terminates.

12. COMMITMENTS AND CONTINGENCIES

NONCANCELABLE OPERATING LEASES

    The Company leases its office space and certain equipment under noncancelable operating leases. Rental expense under operating leases was approximately $654,000, $7.0 million and $8.7 million for the years ended December 31, 1996, 1997 and 1998, respectively. Future minimum rental payments for noncancelable operating leases as of December 31, 1998 are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
1999            $ 7,460
2000              3,852
2001              2,682
2002              2,525
2003              2,520
Thereafter        5,618
                -------
                $24,657
                =======

LITIGATION

     The Company is involved in litigation incidental to its business. In the opinion of management, after consultation with legal counsel, the ultimate outcome of such litigation will not have a material adverse effect on the Company's financial position or results of operations or cash flows.

13. RELATED PARTY TRANSACTIONS

     During 1997, the Company paid AIS $1.7 million for certain transition services provided by AIS related to accounting services, computer processing and other various activities.

     During 1997, Eclipsys paid a total of $348,000 to certain subsidiaries of AIS and Alltel Corporation related to the purchase of various goods and services.

     The Company leases office space from the former owner of SDK. During the year ended December 31, 1997 and 1998 the Company paid $178,000 and $330,000, respectively, under this lease. The lease is noncancelable and expires in 2009.

     In 1997 and 1998, the Company paid $336,000 and $446,000, respectively, to a charter company for the use of an aircraft for corporate purposes. The aircraft provided for the Company's use was leased by the charter company from a company owned by the Chairman of the Board and Chief Executive Officer of the Company (the "Chairman"). The Chairman's company received $219,000 and $310,000, during 1997 and 1998, respectively, for these transactions. The Chairman has no interest in the charter company.

     The Company has an employment agreement with the Chairman through May 1, 1999. Under the provisions of the agreement, the Chairman earns an annual salary of $150,000, subject to adjustment from time to time. The payment of amounts earned under the agreement were to be deferred until certain earnings were attained by the Company. During 1997 and 1998, $66,000 and $185,000, respectively, was paid under the agreement. Effective January 1, 1998, the Chairman's annual salary was increased to $200,000.

14. INVESTMENT WRITE-DOWN

     In April 1998, the Company made a strategic investment in Simione Central Holdings, Inc. ("Simione") a publicly traded company, purchasing 420,000 shares of restricted common stock from certain stockholders of Simione for $5.6 million. At the time of the transaction, the common stock represented 4.9% of Simione's outstanding common stock. The Company accounts for its investment in these shares using the cost method.

     Concurrent with the investment, the Company and Simione entered into a remarketing agreement pursuant to which the Company has certain rights to distribute Simione software products.

     At December 31, 1998, the Company determined that an other than temporary impairment of its investment occurred. Accordingly, the investment was written down to its estimated fair value of $ 787,000 and the Company recorded a charge of $4.8 million in the accompanying statement of operations.

15. SUBSEQUENT EVENTS

     As discussed in Note 2, on February 17, 1999, the Company completed a merger with PCS for total consideration of approximately $35.0 million. The Company issued 1,140,000 of its common stock for all of the common stock outstanding of PCS. No adjustments were made to the net assets of PCS as a result of the acquisition. The merger was accounted for as a pooling of interests and accordingly, the accompanying consolidated financial statements have been retroactively restated as if the merger occurred as of the earliest period presented. PCS provides enterprise resource planning software throughout the healthcare industry.

     Effective March 31, 1999, the Company acquired the common stock of Intelus Corporation ("Intelus") and Med Data Systems, Inc. ("Med Data"), both wholly owned subsidiaries of Sungard Data Systems, Inc. for total consideration of $25.0 million in cash. The acquired entities both provide document imaging technology and workflow solutions to entities throughout the healthcare industry. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated based on the fair value of the net assets acquired. As of March 31, 1999 the Company intended to dispose of Med Data.

The purchase price is composed of and allocated as follows (in thousands):

Cash                                            $ 25,000
Liabilities assumed                                4,306
                                                --------
                                                  29,306

Current assets                                     9,830
Fixed assets                                         778
                                                --------
                                                  10,608

Identifiable intangible assets
  (acquired technology)                         $ 18,698
                                                ========


     Unaudited pro forma results of operations as if the Intelus and Med Data acquisitions (including acquisitions discussed in Note 7 and HV) had occurred on January 1, 1997 is as follows (in thousands except per share data):

                                             Year ended
                                             December 31,
                                         1997            1998
                                      ---------       ---------
Revenues                              $ 199,029       $ 213,444
Net loss                               (154,414)        (57,623)
Basic and diluted net loss per share  $   (9.54)      $   (2.88)



     As discussed in Note 2, on June 17, 1999, the Company completed a merger with MSI for total consideration of approximately $53.6 million. The Company issued 2,375,000 of its common stock for all of the common stock oustanding of MSI. No adjustments were made to the net assets of MSI as a result of the acquisition. The merger was accounted for as a pooling of interests and accordingly, the accompanying consolidated financial statements have been retroactively restated as if the merger occurred as of the earliest period presented. MSI provides web-enabling and integration software. In connection with the pooling of MSI, the Company wrote off $2.8 million of capitalized software development costs related to duplicate products and incurred a stock compensation charge of $1.0 million related to certain MSI options that were required to be fully vested at the merger date.

     Effective July 1, 1999, the Company sold Med Data for total consideration of $5.0 million in cash. The Company will reduce acquired technology originally recorded in the purchase during the quarter ending September 30, 1999 by $4.4 million, which represents the difference between the sales price and the net tangible assets sold.

     During July 1999, the Company invested in HEALTHvision, Inc., a Dallas based, privately held internet healthcare company, in conjunction with VHA, Inc. and General Atlantic Partners, LLC. The Company purchased 3,400,000 shares of common stock for $34,000, which represents 34% of the outstanding common stock on an as if converted basis of HEALTHvision, Inc. The Company will account for the investment using the equity method of accounting. This entity is a start-up enterprise that bears no relationship to the acquisition by Transition in December 1998.